CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Exhibit 4.9

Confidential

Date:14 July 2019

(1) FASTEN CY LIMITED

and

(2) MLU B.V.

AGREEMENT
for the sale and purchase of the issued share
capital of Axelcroft Limited

Table of Contents

Page

DEFINITIONS AND INTERPRETATION2

SALE AND PURCHASE OF THE SALE SHARES25

CONSIDERATION25

CONSIDERATION SHARES26

COMPLETION CONSIDERATION; ADJUSTMENT28

INTEGRATION CONSIDERATION ADJUSTMENT; INTEGRATION PERIOD33

WITHHOLDING AND SET-OFF; CONSIDERATION SHARES34

CONDITIONS37

CONDUCT OF BUSINESS BEFORE COMPLETION; INFORMATION RIGHTS40

COMPLETION41

SELLER WARRANTIES AND INDEMNITIES42

BUYER WARRANTIES47

LIMITATION OF THE SELLER’S LIABILITY48

CLAIMS52

LIMITATION OF THE BUYER’S LIABILITY53

RESTRICTIVE COVENANTS59

COVENANTS AND UNDERTAKINGS61

ANNOUNCEMENTS65

CONFIDENTIALITY66

FURTHER ASSURANCE68

GOVERNING LAW AND DISPUTE RESOLUTION69

MISCELLANEOUS71

SCHEDULES

SCHEDULE 1  INFORMATION ABOUT THE SELLER AND THE GROUP

SCHEDULE 2  COMPLETION STATEMENT PRINCIPLES

SCHEDULE 3  FORM OF THE DRAFT COMPLETION STATEMENT

SCHEDULE 4  EMPLOYEE MATTERS

SCHEDULE 5  TAX INDEMNITY

SCHEDULE 6  CONDUCT OF BUSINESS BEFORE COMPLETION

SCHEDULE 7  COMPLETION ARRANGEMENTS

SCHEDULE 8  SELLER WARRANTIES

SCHEDULE 9  BUYER WARRANTIES

SCHEDULE 10 INFORMATION ABOUT THE BUYER AND ITS GROUP

SCHEDULE 11 THE PROPERTIES

SCHEDULE 12 THE INTELLECTUAL PROPERTY RIGHTS

i

SCHEDULE 13 INFORMATION TECHNOLOGY

SCHEDULE 14 RESTRUCTURING

SCHEDULE 15 FORM OF A DEED OF ISSUANCE

SCHEDULE 16 POST-COMPLETION INTEGRATION

SCHEDULE 17 DD FOLLOW-UP ACTIONS

SCHEDULE 18 GROUP TELEPHONE NUMBERS

SCHEDULE 19 TELECOMMUNICATION SERVICES AGREEMENTS

SCHEDULE 20 BUSINESS AGREEMENTS

SCHEDULE 21 RELATED PARTY AGREEMENTS

SCHEDULE 22 TRANSFERRED ASSETS

SCHEDULE 23 2018 NUMBER OF RIDES AND GMV OF THE FORMER GROUP

SCHEDULE 24 FORM OF DEED OF UNDERTAKING

SCHEDULE 25 COUNTRIES LIST

SCHEDULE 26 PRINCIPAL TERMS OF THE LOCAL SERVICES AGREEMENTS

SCHEDULE 27 FORM OF SHA SUPPLEMENTAL DEED

ii

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is dated 14 July 2019 and is made BETWEEN:

1.FASTEN CY LIMITED, a limited liability company incorporated and existing under the laws of the Republic of Cyprus under registration number HE 355819, having its registered office at 4 Afentrikas, Afentrika Court, Office 2, 6018, Larnaca, Cyprus, with further particulars set out in Part A of Error! Reference source not found.  (Information about the Seller and the Group) (the “Seller”); and

2.MLU B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated and existing under the laws of the Netherlands, having its corporate seat at Amsterdam, its registered office at Schiphol Boulevard 165, 1118 BG Schiphol, the Netherlands and registered with the trade register of the Chamber of Commerce under number 69160899 (the “Buyer”), each a “Party” and together the “Parties”.

BACKGROUND

(A)

As of the date of this Agreement, the Seller is the sole legal and beneficial owner of one hundred per cent. (100%) of the total issued and outstanding share capital of Deanfirn (as defined below and having the particulars set out in Part B of Error! Reference source not found.  (Information about the Seller and the Group)). The Seller also owns and Controls (as defined below) directly and indirectly (through Deanfirn and other subsidiaries of the Seller) the Former Group Companies (as defined below), the particulars of which and the Seller’s and Deanfirn’s respective shareholding in which are set out in Part C of Error! Reference source not found.  (Information about the Seller and the Group). Deanfirn and other Former Group Companies are engaged in Business (as defined below).

(B)	As part of the Restructuring (as defined below), the Seller intends to reorganise the Former Group so that, inter alia:

(1)Prior to Completion, Deanfirn will undergo a demerger in accordance with the Scheme of Arrangement to be approved by the Cyprus Court (as such Scheme of Arrangement is more fully described in Error! Reference source not found.  (Restructuring)), as the result of which, inter alia, Deanfirn’s business will be demerged into two legal entities, each wholly legally and beneficially owned by the Seller: one being Deanfirn having the same particulars as set out in Part B of Error! Reference source not found.  (Information about the Seller and the Group) and the other being a limited liability company Axelcroft Limited, incorporated and existing under the laws of the Republic of Cyprus under registration number HE 397714, having its registered office at 3, Themistokli Dervi, Julia House, 1066, Nicosia, Cyprus, with further particulars set out in Part D of Error! Reference source not found.  (Information about the Seller and the Group) (the “Company”);

(2) at Completion, the Company will wholly legally and beneficially own and Control a group of Subsidiaries, certain particulars of which and the Company’s shareholding in which as of Completion are set out in Part D of Error! Reference source not found.  (Information about the Seller and the Group); and

(3) at Completion, Deanfirn, the Seller and/or any of their Affiliates (other than the Group Companies) will continue owning substantially all assets, rights, liabilities and claims owned by Deanfirn as of the date of this Agreement (other than any assets, rights, liabilities and claims acquired or disposed of in the ordinary course of business or as required by this Agreement), save for one hundred per cent. (100%) in the charter capital of each of the Subsidiaries.

(C)

The Seller has agreed to sell to the Buyer at Completion the shares in the Company constituting in the aggregate one hundred per cent. (100%) of the total issued and outstanding share capital of the Company (the “Sale Shares”), and the Buyer has agreed to purchase the Sale Shares for the consideration stated below, in each case upon and subject to the terms and conditions of this Agreement.

IT IS HEREBY AGREED:

1. DEFINITIONS AND INTERPRETATION
1.1	Definitions. In this Agreement (including its Schedules), unless the context requires otherwise, the following words and terms shall have the following meanings:

“Accounts” means the audited consolidated accounts of the Group as at, and for the period starting from [***] and ending on, the Accounts Date, comprising the consolidated balance sheet, profit and loss account and cash flow statement of the Group, accompanied by the auditor’s report, prepared in accordance with the IFRS and Applicable Law;

“Accounts Date” means [***];

“Acquired Franchise Business” has the meaning given to it in paragraph Error! Reference source not found. of Error! Reference source not found.  (Conduct of Business before Completion);

“Adjustable Cash Component” has the meaning given to it in the definition of “Adjustable Purchase Price” in this Clause 1.1;

“Adjustable Purchase Price” means the portion of the Purchase Price comprised of: (a) [***] (b) [***] ((a) and (b), together, the “Adjustable Cash Component”) and (c) the [***];

“Affiliate” means, in relation to any person (the “first person”):

(a)	a person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the first person;
(b)	is an executive officer, director or employee of such person;
(c)

a legal entity that shares the same investment management or investment advisory company with, or acts solely as bare nominee holder on behalf of the first person, or a fund for which the first person acts as bare nominee;

(d)	upon any liquidation or other dissolution of the first person which is not a natural person, any person that is a beneficial owner of the interests held in the entity being liquidated or dissolved;
(e)	with respect to a first person that is a natural person, any person that is a member of his/her Family; and
(f)	without limitation, each of [***] (as each defined in Part A of Error! Reference source not found. (Information about the Seller and the Group)) shall be deemed Affiliates of each other;

provided,  however, that for the purposes of this Agreement (a) the Seller shall not be deemed an Affiliate of the Buyer nor, after Completion, of any Group Company, and (b) after Completion, the Buyer shall be deemed an Affiliate of the Group Companies;

“Agreed Completion Statement” has the meaning given to it in Clause 5.7;

“Agreed Software” means (a) [***] and (b) [***] to be installed on (i) the Servers, (ii) computers used by the AMP Employees and (iii) such other computers as are shown in the Inventory Lists as having [***] installed;

“Agreed Software Costs” has the meaning given to it in Clause 17.10.2;

“Agreed Software Licences” has the meaning given to it in Clause 17.10.1;

“AMP Employee” means a Transferred Employee holding an administrative and/or management position at a Group Company;

“Announcement” means any public announcement, communication or circular, including any document, statement or disclosure published, issued or made;

“Applicable Law” means any law, statute, order, decree, binding decision, licence, permit, consent, approval, agreement, or regulation of any Governmental Authority having jurisdiction over the matter or person in question, or other legislative or administrative action of a Governmental Authority, or a final, binding, or executive decree, injunction, judgment or order of a court that affects and has the authority to affect the matter or person in question;

“Application Integration Shares” means the Consideration Shares representing [***];

“A/R Dispute Notice” has the meaning given to it in Clause 5.11.2;

“A/R Shortfall” has the meaning given to it in Clause 5.11.1;

“A/R Statement” has the meaning given to it in Clause 5.11.1;

“Auditors” means PWC, as auditor of the Company and the Group prior to Completion;

“Big Four Firm” means Deloitte Touche Tohmatsu, EY, KPMG, PricewaterhouseCoopers (PWC), or any successor in title to any of their respective accounting and/or valuation businesses;

“Buffer CC Employees”  has the meaning given to it in paragraph 1.2(r) of Error! Reference source not found.  (Conduct of Business before Completion);

“Business” means the business of (i) the booking and provision of information services for arranging passenger transportation through telecommunication (including, but not limited to, over the Internet,  communication devices and/or mobile applications), (ii) taxi ride-hailing, ride-sharing services and related services for the arrangement of passenger transportation, in each case in the Russian Federation, as carried out by the Former Group as of the date of this Agreement.  The Parties acknowledge and agree that “Business” shall not include the Vezet Dobro Business or GoLama Business, each as conducted as of the date of this Agreement, that shall be transferred or kept out of the Group (as applicable) as part of the Restructuring prior to Completion;

“Business Agreement” means a services agreement in respect of call centre services and related services entered into between a Call Centre and a Former Group Company, including each agreement listed in Error! Reference source not found.  (Business Agreements);

“Business Day” means a day other than a Saturday or Sunday or public holiday on which banks are ordinarily open for the transaction of normal banking business in Nicosia, Cyprus; Moscow, Russian Federation, or Amsterdam, the Netherlands (save in Clause 22.10, where “Business Day” shall have the meaning given to it in Clause 22.10.2);

“Business IPR” means all Intellectual Property Rights which are used as of the date of this Agreement or which have been used [***] in relation to the business of any Group Company or any Former Group Company;

“Business IT” means all Information Technology which is owned, used or held for use by any Group Company (excluding “shrink wrapped”, “click wrapped” or other software commercially available off the shelf);

“Buyer Conditions” has the meaning given to it in Clause 8.6;

“Buyer Documents” means the deeds, agreements and other documents referred to in this Agreement which have been, or which are to be, executed by or on behalf of the Buyer or to which the Buyer is otherwise a party;

“Buyer Incentive Plan” means 2018 Equity Incentive Plan of the Buyer, which became effective as of 7 February 2018;

“Buyer Liability Cap” has the meaning given to it in Clause 15.4.1;

“Buyer Material Adverse Change” means any material adverse change in, or effect on, the business, assets, liabilities (including contingent liabilities), financial condition and/or results of operations of the Buyer’s Immediate Group taken as a whole, save, in each case, to the extent the same arises directly from any matter (i) affecting or likely to affect generally all companies carrying on similar businesses in the Russian Federation (save to the extent any such matter disproportionally affects the Buyer’s Immediate Group), (ii) related to general economic conditions in the Russian Federation, including interest rates or the state of the securities or capital markets, (iii) arising as a consequence of earthquakes, acts of war, armed hostilities or terrorism or any material escalation thereof; (v) arising as a result of changes in applicable accounting principles; (vi) arising as a result of the transactions contemplated by the Transaction Documents and the announcement and completion of such transactions; (vii) taken or not taken at the request of, or with the consent of, the Seller; or (viii) any material change in, or effect on, the business, assets, liabilities or financial condition of the Buyer’s Immediate Group taken as a whole, which is cured (including by payment of money) by the Buyer or any Buyer Related Person;

“Buyer Protected Information” has the meaning given to it in Clause 19.1.1;

“Buyer Related Person” means any Buyer Group Company and/or any director, officer, employee, consultant, contractor, agent or adviser of any Buyer Group Company (and any director, member, partner, officer or employee of any such person);

“Buyer Warranties” means the warranties given by the Buyer to the Seller as set out in Error! Reference source not found.  (Buyer Warranties);

“Buyer’s Accounts” means the unaudited management accounts of the Buyer’s Immediate Group comprising the unaudited condensed consolidated and combined balance sheet and the unaudited related condensed consolidated and combined statements of operations and comprehensive income and cash flows relating to the Buyer’s Immediate Group, prepared in conformity with the management accounting policies, as at, and for the period of [***], and supplemented by a statement by KPMG confirming their review of such unaudited management accounts of the Buyer’s Immediate Group;

“Buyer’s Accounts Date” means [***];

“Buyer’s Cypriot Counsel” means Katsis LLC with an office at 4 Georgiou Katsounotou, 3036 Limassol, Cyprus;

“Buyer’s Deal Team” means any of the following individuals: [***] (in respect of the Tax Warranties), [***] (in respect of the Warranties set out in paragraph 17 of Part A of Error! Reference source not found.  (Seller Warranties)),  [***];

“Buyer’s Group” means:

(a)	the Buyer; and
(b)	each person which is for the time being (whether on or after the date of this Agreement):
(i)	a shareholder of the Buyer; and
(ii)

holding company of the Buyer, any subsidiary of the Buyer (including, for the avoidance of doubt, the Group Companies after Completion) or any such holding company, and the ultimate beneficial owners of the Buyer and any Affiliates of such ultimate beneficial owners, and a  “Buyer Group Company” shall be construed accordingly, provided,  however, that for the purposes of this Agreement the Seller shall be deemed not to be part of the Buyer’s Group or be a Buyer Group Company;

“Buyer’s Immediate Group” means the Buyer and all subsidiaries of the Buyer and “Buyer Immediate Group Company” means any of them;

“Buyer’s Relief” means:

(a)	any Relief to the extent that it has been shown as an asset or taken into account in reducing a provision for deferred tax in the Accounts;
(b)	any Relief to the extent that it arises in the Ordinary Course of Business between the Accounts Date and Completion; or
(c)

any Relief to the extent that it arises to a Group Company in respect of a period beginning after Completion; or in respect of a transaction contemplated hereunder (including for the avoidance of doubt any Relevant Change of Law) occurring or deemed to have occurred after Completion;

“CA 2006” means the Companies Act 2006;

“Call Centre” means each of the following persons operating call centres: [***];

“Cash Component” has the meaning given to it in Clause 3.1;

“CC Merger” has the meaning given to it in paragraph 3 of Part A of Error! Reference source not found.  (Restructuring);

“Claim” means any claim by the Buyer or, in case of an Indemnity Claim, by any other Indemnified Person, in each case against the Seller under or in connection with this Agreement;

“Clean Team” means a restricted group of Representatives of the Buyer to be determined by the Buyer who are not involved in the operations of the Buyer’s Group taxi ride-hailing, ride-sharing services business and who will receive access to the Seller Group’s information solely for the purposes of [***], and receiving the Seller’s notices under Clause 9.5, and for no other purpose;

[***]

“Cloud Agreement” means each of the agreements entered into by the Former Group Companies to get cloud storage or similar services of data storage as listed in Part B of Error! Reference source not found.  (Information Technology);

“Cluster Switch Date” has the meaning given to it in Annex 7 to Error! Reference source not found.  (Post-Completion Integration);

“Collected A/R” has the meaning given to it in Clause 5.11.1;

“Company” has the meaning given to it in paragraph (B)(1) of the Recitals;

“Company Related Person” means any Group Company and/or any Director, officer, Employee, or management company of any Group Company;

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with Clause 10  (Completion);

“Completion Cash” has the meaning given in paragraph 1.2 of Error! Reference source not found.  (Completion Statement Principles);

“Completion Consideration” has the meaning given to it in Clause 3.2.1;

“Completion Consideration Cash” means the cash sum of [***];

“Completion Consideration Payment” has the meaning given to it in Clause 3.2.1(a);

“Completion Consideration Shares” means the Consideration Shares representing [***] in the share capital of the Buyer, on the Fully-diluted and After-issued Basis;

“Completion Date” means the date on which Completion occurs;

“Completion Date A/R” means the accounts receivable of the Group outstanding as of the end of the Completion Date but solely to the extent such accounts receivable were actually included as Current Assets in the final calculation of the Working Capital in accordance with Clause 5.8 as set out in the Agreed Completion Statement;

“Completion Debt” has the meaning given in paragraph 1.3 of Error! Reference source not found.  (Completion Statement Principles);

“Completion Metrics Calculation” has the meaning given in Clause 5.3;

“Completion Value” means [***];

“Conditions” has the meaning given to it in Clause 8.1;

“Conduct Notice” has the meaning given to it in paragraph Error! Reference source not found. of Error! Reference source not found.  (Tax Indemnity);

“Confidential Information” means any proprietary and confidential information, and may include commercial, business, financial, operational, technical, administrative, marketing or other information (including intellectual property, information relating to existing or new products or services (or those in development), business opportunities, trade secrets, information relating to potential and actual business transactions, business plans, designs, formulae, processes, methods, lists, models, concepts and know-how, and information relating to past, present or potential future customers, clients and suppliers);

“Connected” has, in relation to a person, the meaning given in section 1122 of the Corporation Tax Act 2009;

“Consideration Shares” means the Class A ordinary shares of US$0.10 each in the capital of the Buyer representing [***], on the Fully-diluted and After-issued Basis, to be allotted and issued to the Seller and as may be adjusted downward as set out in Clause 3  (Consideration) in consideration for the sale of the Sale Shares;

“Contract” has the meaning given to it in paragraph Error! Reference source not found. of Part A of Error! Reference source not found.  (Seller Warranties);

“Contribution in Kind” in respect of the issuance of the Completion Consideration Shares, Application Integration Shares and the Integration Consideration Shares pursuant to the relevant Deed of Issuance, means, for Dutch corporate law purposes, the transfer and contribution of the Sale Shares by the Seller as payment for the Consideration Shares, against the obligation of the Buyer (i) to issue the Consideration Shares and (ii) to pay the Cash Component, in each case to the Seller, on the terms and subject to the conditions of the Agreement;

“Control” means, with respect to any person, (a) the possession, directly or indirectly, of power to direct or cause the direction of management and policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such person; (b) the ability, whether exercised or held directly or indirectly, to exercise more than fifty per cent. (50%) of the votes at any general meeting (or equivalent) of such person; or (c) the ability to appoint more than fifty per cent. (50%) of the members to the board of directors (or the closest equivalent governing body) of such person; and the correlative terms “Controlled” and  “by and under common Control with” shall be similarly construed;

“Current Excluded Businesses” has the meaning given to it in Clause 16.3;

“Data Protection Legislation” means (i) Federal Law “On Protection of Personal Data” No. 152-FZ dated 27 July 2006 (as amended), (ii) the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 On The Protection of Natural Persons with Regard to the Processing of Personal Data and On the Free Movement of Such Data and any legislation in force from time to time which implements this regulation, and (iii) all other similar privacy laws, for each of (i) – (iii), only to the extent any such privacy law is applicable to the Group Company or the relevant Former Group Company in question;

“Deanfirn” means Deanfirn Limited, a limited liability company incorporated and existing under the laws of the Republic of Cyprus under registered number HE 339370, having its registered office at Afentrikas 3, Office 302, 6018, Larnaca, Cyprus, further particulars of which are set out in Part B of Error! Reference source not found.  (Information about the Seller and the Group);

[***]

“Deed of Issuance” means, in respect of each issuance of the relevant Consideration Shares, a notarial deed of issuance in respect of the issuance of such Consideration Shares to the Seller substantially in the form attached in Error! Reference source not found.  (Form of a Deed of Issuance);

“Deed of Undertaking” means a deed setting out undertakings of certain shareholders of the Seller and ultimate beneficial owners of certain shareholders of the Seller (collectively, the “Fasten Parties”) to be entered into on Completion among the Fasten Parties and the Buyer substantially in the form attached in Error! Reference source not found.  (Form of Deed of Undertaking);

“Deferred Cash” means the cash sum of [***];

“Description” means a written confirmation by the Buyer’s board of (executive) directors (bestuur) which provides a description of the Contribution in Kind as of the date not earlier than six (6) months prior to the date of a Deed of Issuance and which sets out a value attributed to the Contribution in Kind and refers to the method(s) used for such valuation, in each case solely for the purpose of complying (and in accordance) with Section 204b, Book 2 of the Dutch Civil Code;

“Determined” means a final determination of a claim by the arbitrators appointed under Clause 21 or otherwise by written agreement of the Buyer and the Seller settling the claim;

“Director” means, in respect of any Group Company, a member of the board of directors, or member of the management board or supervisory board, a general director or a chief executive officer of such Group Company;

“Disclosed” means:

(a)	in respect of the Seller Warranties given as of the date of this Agreement, fairly disclosed in or under the Initial Disclosure Letter; and
(b)

in respect of the Seller Warranties given as at Completion, fairly disclosed in or under the Initial Disclosure Letter and the Supplementary Disclosure Letter, if any, provided that, in the case of any matter disclosed in or under the Supplementary Disclosure Letter, such matter is a Permitted Supplementary Disclosure, in each case, with sufficient detail to enable a reasonable investor to assess the nature and the scope of the matter disclosed, and “Disclosure”  and “Disclosing”  has the corresponding meaning;

“Disclosure Bundle” means, in respect of each of the Initial Disclosure Letter and the Supplementary Disclosure Letter, the bundle of documents that have been provided by the Seller or its Representatives to the Buyer and/or its Representatives, in the case of the Initial Disclosure Letter, prior to the signing of this Agreement or, in the case of the Supplementary Disclosure Letter, no later than [***] prior to Completion, electronically stored in permanent form on a memory card or other electronic flash memory data storage device used for storing digital information and attached as an annex to the Initial Disclosure Letter or the Supplementary Disclosure Letter, as the case may be.  The Parties understand and agree that the first draft of the Disclosure Bundle comprising the Supplementary Disclosure Letter, if any, shall be delivered to the Buyer not later than ten (10) Business Days prior to the Completion Date;

“Disclosure Letters” means the Initial Disclosure Letter and the Supplementary Disclosure Letter;

“Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement and/or any other Transaction Document (other than the SHA Supplemental Deed), including a dispute, controversy, claim or difference regarding the existence, formation, validity, interpretation, performance or termination of this Agreement and/or any other Transaction Document or the consequences of its or their nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement and/or any other Transaction Document;

“Dispute Auditor” has the meaning given to it in Clause 5.11.3;

“Disputed Amount” has the meaning given to it in Clause 7.3.4;

“Draft Completion Statement” means the draft of the completion statement in the agreed form attached as Error! Reference source not found.  (Form of the Draft Completion Statement), drawn up by the Seller in accordance with the principles set out in Error! Reference source not found.  (Completion Statement Principles) and Part B of Error! Reference source not found.  (Form of the Draft Completion Statement) and setting out the Seller’s calculation of [***],  each as at Completion;

[***]

“Eligible Bonus Recipient” has the meaning given to it in paragraph 3.1 of Part A of Error! Reference source not found.  (Employee Matters);

“Employee” means an employee, contract worker, part-time employee, temporary employee or home worker of any Group Company or a Former Group Company, as the case may be;

“Employee Integration Bonus” means [***];

“Encumbrance” means any right, interest or equity of any other person (including any right to acquire, option, preference, right of pre-emption or right of first refusal) or any mortgage, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention, power of sale or any other encumbrance, security agreement or arrangement or other Third Party right, or any agreement, arrangement or obligation to create, or any claim by any person to have, any of the same;

“Excess” has the meaning given to it in Clause 7.3.4;

“Excluded Franchise Agreements” means the Franchise Agreements listed in items Error! Reference source not found. and Error! Reference source not found. of  Error! Reference source not found.  (Restructuring);

“Expert” means any Big Four Firm or any reputable investment bank, other than such firm that serves as the auditors of the Buyer at the time of engagement of the Expert for purposes of Clause 7.5;

“Expert LLC” means Limited Liability Company “Expert”, a limited liability company incorporated and existing under the laws of the Russian Federation under the state registration number (OGRN) 1090280004088 particulars of which are set out in Part D of Error! Reference source not found.  (Information about the Seller and the Group);

“Extended Operating Metrics Measurement Period” has the meaning given to it in Clause 5.1.1;

“Extended Operating Metrics Reference Period” means a  period [***];

“Family” means any group of individuals who are together related in any of the following ways: spouse (or civil partner or cohabitee), child or grandchild (or any further lineal descendant) (in each case including any adopted children or stepchildren), brother, sister, cousin, parent, grandparent, aunt, uncle or other close family relative of that individual, and “Family Member” shall mean any person who is a member of the relevant Family;

“Family Trust” means, in relation to any person, trusts established by that person (or any Family Member of that person (whether living or dead)) in relation to which only that person and/or his Family Members are capable of being beneficiaries;

“FAS” means the Federal Anti-Monopoly Service of the Russian Federation (in Russian: Федеральная Антимонопольная Служба России) or any successor Russian Governmental Authority;

“FAS Approval Condition” has the meaning given in Clause 8.1.1;

“Fasten Phone Numbers” means the Group Telephone Numbers listed in Part B of Error! Reference source not found.  (Group Telephone Numbers), [***];

“Fasten Rus” means Limited Liability Company “Fasten Rus”, a limited liability company incorporated and existing under the laws of the Russian Federation under the state registration number (OGRN) 1152310007750, particulars of which are set out in Part C of Error! Reference source not found.  (Information about the Seller and the Group);

“Financial Year” means each accounting reference period of the Company or any Group Company, as the case may be, which begins on 1 January and ends on 31 December in each calendar year;

“Former Group Companies” means each of persons listed at part E of Error! Reference source not found.  (Information about the Seller and the Group)  which, prior to Completion, includes the Group Companies and “Former Group” means all such Former Group Companies taken together;

“Franchise Agreement” means each agreement listed in paragraphs Error! Reference source not found. - Error! Reference source not found. of Part B of Error! Reference source not found.  (Restructuring);

“Franchise-Related Agreement” means each agreement listed in paragraphs Error! Reference source not found. - Error! Reference source not found. of Part B of Error! Reference source not found.  (Restructuring);

“Fully-diluted and After-issued Basis” means, with respect to the calculation of the share capital of the Buyer, taking into account all authorised and issued shares of whatever class in the capital of the Buyer as of the date of calculation other than [***];

“Fundamental Claim” means any Warranty Claim involving or relating to a breach of any of the Fundamental Warranties;

“Fundamental Warranties” means the Seller Warranties set out in paragraphs 1, 2 and 3 of Part A of Error! Reference source not found.  (Seller Warranties);

“GMV” means gross merchandise value;

“GoLama Business” means the business conducted in the Russian Federation of providing B2C services via Golama mobile app and web application which allows customers to shop for groceries from offline food retailers with provision of in-store picking services and courier delivery;

“Governmental Authority” means any government or its administrative territories, any organisation, institution or authority with the executive, judicial, regulating or administrative functions (including any governmental authority, ministry, agency, service, committee, commission, institution or any other organisation and their structural subdivisions) acting on behalf of the government or its administrative territory, any court, arbitration or judge and any self-regulating organisation acting on behalf of the government in compliance with the rights granted thereto under Applicable Laws;

“Group” means the Company and the Subsidiaries and  a  “Group Company” means any of them;

“Group Telephone Numbers” means the telephone numbers listed in Error! Reference source not found.  (Group Telephone Numbers) comprising [***];

“Guarantee” means any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off given or undertaken by a person to secure or support the obligations (actual or contingent) of any other person and whether given directly or by way of counter-indemnity to any other person who has provided a Guarantee;

“HR Records” means information and data with respect to the Transferred Employees in the form reasonably acceptable to the Buyer (such form to be provided to the Seller not later than one (1) month after the date of this Agreement) and covering the periods identified by the Buyer (including the personal information and employment track record), necessary for integration of the Transferred Employees’ data in the HR and payroll systems used by the Buyer;

“IFRS” means the body of pronouncements issued by the International Accounting Standards Board (“IASB”) including the International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standards Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee, then in force as at the relevant time;

“Indebtedness”  means, in respect of any person, any borrowing or indebtedness in the nature of borrowing (including any indebtedness for monies borrowed or raised under any bank or third party Guarantee, acceptance credit, bond, note, bill of exchange or commercial paper, letter of credit, finance lease, hire purchase agreement, forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing and all finance, loan and other obligations of a kind required to be included in the balance sheet of such person pursuant to applicable accounting standards), and any amounts owing or payable under any financing or quasi-financing arrangement which would not need to be shown or reflected in any such balance sheet) excluding any amounts counted as Working Capital as of the relevant date;

“Indemnified Person” means each of the Buyer and each Group Company;

“Indemnity Claim” means a Claim made under Clause 11.11;

“Independent Counsel” means Queen’s counsel of at least ten (10) years standing who is experienced in commercial and corporate matters and is neither presently, nor in the past three

(3) years has been, retained to represent any Buyer Group Company or any Seller Group Company, and who does not have a conflict of interest under the applicable standards of professional conduct;

“Infomobil LLC” means Limited Liability Company “Infomobil”, a limited liability company incorporated and existing under the laws of the Russian Federation under the state registration number (OGRN) 1070277007910;

“Information Technology” means computer systems, communication systems, software, hardware and related services;

“Informatsia LLC” means Limited Liability Company “Informatsia”, a limited liability company incorporated and existing under the laws of the Russian Federation under the state registration number (OGRN) 1110280005494;

“Initial Disclosure Letter” means the letter in the agreed terms from the Seller to the Buyer dated the date of this Agreement and signed by the Seller and acknowledged by the Buyer immediately prior to the signing of this Agreement making general and specific Disclosures in relation to the Seller Warranties, together with the Disclosure Bundle which forms part thereof;

“Initial Lock-in Period” has the meaning given to it in Clause 4.4.1;

“Integration”  has the meaning given to it in paragraph 2.1 of Error! Reference source not found.  (Post-Completion Integration);

“Integration Bonus”  means [***];

“Integration Completion Cash” means the sum of: (a) the Integration Consideration Cash and (b) the Deferred Cash;

“Integration Completion Date” has the meaning given to it in Error! Reference source not found.  (Post-Completion Integration);

“Integration Consideration” has the meaning given to it in Clause 3.2.2;

“Integration Consideration Cash” means [***];

“Integration Consideration Shares” means [***];

“Integration Period” means the period beginning on the Completion Date and ending on the Integration Completion Date;

“Integration Records” has the meaning given to it in Clause 17.3.1(a);

“Integration Settlement Date” has the meaning given to it in Error! Reference source not found.  (Post-Completion Integration);

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: patent and industrial property rights including invention patents, utility model patents and design patents; trade secret rights, rights in know-how and confidential information; rights associated with works of authorship, including exclusive exploitation rights, copyrights, neighbouring rights and moral rights, rights in designs, rights in computer software and database rights; trademark, whether registered or unregistered, and any similar rights, including domain names; other intellectual property rights in each case whether registered or unregistered; and rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to above;

“IP Claim” means a Claim involving or relating to a breach of any IP Warranty or under the IP Indemnity;

“IP Holder” has the meaning given to it in Part A of Error! Reference source not found.  (Restructuring);

“IP Holders Merger” has the meaning given to it in paragraph 4 of Part A of Error! Reference source not found.  (Restructuring);

[***];

“IP Indemnity” has the meaning given to it in Clause 11.11.3;

“IP Warranties” means the Seller Warranties contained in paragraph 17 of Part A of Error! Reference source not found.  (Seller Warranties);

“IT Licences Indemnity” has the meaning given to it in Clause 11.11.4;

“Key Former Group Company” means [***];

“Key Integration Employees” means each of the Employees listed at part C of Error! Reference source not found.  (Employee Matters);

[***]

“KPIs” means [***];

“Kronos” means Limited Liability Company “Kronos” a limited liability company incorporated and existing under the laws of the Russian Federation under the state registration number (OGRN) 1162375033919, particulars of which are set out in Part D of Error! Reference source not found.  (Information about the Seller and the Group);

“Labour Indemnity” has the meaning given to it in Clause 11.11.8;

“LCIA” has the meaning given to it in Clause 21.2;

[***]

[***];

“Linkomobil LLC” means Limited Liability Company “Linkomobil”, a limited liability company incorporated and existing under the laws of the Russian Federation under the state registration number (OGRN) 1144825001639;

“Local Services Agreements” means, collectively, call centre information and software services agreements to be entered into prior to or at Completion between Teleon, on one hand, and each of the Key Former Group Companies, on the other hand, pursuant to which Teleon will provide information services and other services related to access to certain Intellectual Property Rights owned by the Group Companies, the principal agreed terms of which are set out in Error! Reference source not found.  (Principal Terms of the Local Services Agreements);

“Lock-in Periods” has the meaning given to it in Clause 4.4.3;

“Longstop Date” means [***];

“Look Through Transfer” has the meaning given to it in Clause 17.5.2;

“Loss” means any action, cost, claim, demand, proceedings, expense, charge, loss (including any direct loss of profit, all interest and penalties), damages, or any other liability or protective award (including damages, reasonable and documented legal and other professional advisers’, experts’ and consultants’ fees and costs, penalties, expenses and other losses, on an indemnity basis) and any Tax in respect of any of the foregoing, as well as cancellation or non-availability (full or partial) of Tax losses available to carry-forward and/or Tax receivables, but excluding indirect loss of profit and compensation in respect of management time;

“Lost Purchased Relief” means:

(a)

the setting off against any profits or any Taxation of, or the reduction of any profits or any Taxation by, all or part of any Relief to the extent that it has been shown as an asset or taken into account in reducing a provision for deferred tax in the Accounts or of any Relief to the extent that it arose in the Ordinary Course of Business between the Accounts Date and the Completion Date, in each case where a valid Claim could have been made against the Seller under this Agreement in respect of such profits or Taxation in which case the amount of the Lost Purchased Relief shall be deemed to be the amount of Tax that would have been payable in the absence of such set off or reduction; or

(b)

the cancellation, loss or non-availability of all or part of a Relief to the extent that it has been shown as an asset or reduced a liability in the Accounts or any Relief to the extent that it arose in the Ordinary Course of Business between the Accounts Date and the Completion Date, and the amount of the Lost Purchased Relief shall be deemed to be the amount of Tax payable as a result of that Relief being so cancelled, lost, or which is unavailable, or the amount of that Relief (when it is a right to a repayment of Tax) that could otherwise have been obtained;

“MAC Notice” has the meaning given to it in Clause 5.3;

“Management Accounts” means, if any, the unaudited consolidated balance sheet of the Group and the unaudited consolidated profit and loss account of the Group for the period [***], including any notes thereon, a complete and accurate copy of which shall be delivered to the Buyer on or before the Completion Date;

“Management Accounts Date” means the date to which the Management Accounts have been prepared;

“Material Adverse Change” means [***];

“Material Contract” has the meaning given in paragraph Error! Reference source not found. of Part A of Error! Reference source not found.  (Seller Warranties);

“Material Counterparty” has the meaning given to it in paragraph 12.1 of Error! Reference source not found.  (Seller Warranties);

“Metrics Adjustment” has the meaning given in Clause 5.5.1;

“Metrics Disagreement Notice” has the meaning given in Clause 5.1.2(c);

“MGL” means [***];

“MGL CLA”  [***];

“MGL Release Event”  [***];

“MGL Withheld Consideration”  [***];

 “Minimum Claim Amount” has the meaning given to it in Clause 13.2.1;

“Mirkontakt LLC” means Limited Liability Company “Mirkontakt”, a limited liability company incorporated and existing under the laws of the Russian Federation under the state registration number (OGRN) 1190280023735;

“Monthly Salary” means, in respect of an Employee, an average amount of their monthly salary (including both their monthly base salary and a monthly bonus target amount, but excluding any annual, semi-annual and quarterly bonuses) paid to such Employee over the six-month period preceding the relevant date;

“Mutual Conditions” has the meaning given to it in Clause 8.6;

“Named Competitor”  [***];

“Necessary Action” means, with respect to any result required to be caused, all actions permitted by the Applicable Law and where relevant Organisational Documents of the relevant company and reasonably necessary to cause such result, including (a) voting or providing a written consent with respect to voting securities of the relevant person to cause the adoption of shareholders resolutions and amendments to the charter or other Organisational Documents, (b) causing members of the board of directors or other appropriate governing body of the relevant person (to the extent such members were nominated or designated by the person obligated to undertake the Necessary Action) to pass necessary resolutions and take relevant actions, (c) executing and delivering agreements and instruments, and (d) making, or causing to be made, all governmental, regulatory and administrative filings, and undertaking all other procedures or formalities;

“Net Adjustment” has the meaning given to it in Clause 5.10;

“Notary” means any civil law notary of Van Doorne N.V. or such civil law notary’s deputy or successor;

“Notice” has the meaning given to it in Clause 22.10.1;

“Notified Address” has the meaning given to it in Clause 22.10.4;

“Notified Claim” means any Claim notified by the Buyer in accordance with Clause 13.1;

“Objection Notice” has the meaning given in Clause 5.3;

“Operating Metrics DD” has the meaning given in Clause 5.1.2(b);

“Operating Metrics Measurement Period” has the meaning given to it in Clause 5.1.1;

“Operating Metrics Reduction” has the meaning given to it in Clause Error! Reference source not found.;

“Operating Metrics Reference Period” means [***];

“Ordinary Course of Business” means the ordinary and usual course of business consistent with past practice (including where applicable with respect to quantity and frequency);

“Organisational Documents” means any articles of incorporation, articles of association, charter, by-laws or other constituent or organisational document of any person required or contemplated by the Applicable Law for the creation or operation of such person;

“Other Phone Number Agreement” has the meaning given to it in paragraph Error! Reference source not found. of Part A of Error! Reference source not found.  (Seller Warranties);

“Other Phone Numbers” means the Group Telephone Numbers listed in Part E of Error! Reference source not found.  (Group Telephone Numbers), which [***];

“Overprovision” has the meaning given to it in paragraph Error! Reference source not found. of Error! Reference source not found.  (Tax Indemnity);

“Owned IPR” means any Intellectual Property Rights owned by any Group Company;

“Owned Registered IPR” means any Owned IPR that is registered or is the subject of applications for registration;

“Parties” means the Seller and the Buyer and the “Party” means either one of them;

“Permitted Method” has the meaning given to it in Clause 22.10.2;

“Permitted Supplementary Disclosure” has the meaning given to it in Clause 11.10.1;

“Personal Data” has the meaning given to it in paragraph Error! Reference source not found. of Part A of Error! Reference source not found.  (Seller Warranties);

“Post-Completion Management Accounts” means the unaudited consolidated balance sheet of the Group and the unaudited consolidated profit and loss account of the Group for [***], including any notes thereon, together with an electronic file in MS Excel containing statement of financial position of each Group Company as of Completion Date;

“Pre-Completion GMV” means, [***];

“Pre-Completion Rides” means, [***];

“Promotional Phone Numbers” means the Group Telephone Numbers listed in Part A of Error! Reference source not found.  (Group Telephone Numbers), [***];

“Properties” means the property or the properties details of which are set out in Error! Reference source not found.  (The Properties);

“Protected Information” means the Buyer Protected Information and/or the Seller Protected Information, as applicable;

“Purchase Price” has the meaning given to it in Clause 3.1;

“Ratio” means [***];

“Real Estate Register” means Russian Unified State Register of Real Estate (in Russian: Единый государственный реестр недвижимости);

“Recovered Amount” has the meaning given to it in Clause 13.11.5(a);

“Recovery Amount” has the meaning given to it in Clause 13.11;

“Related Party Agreement” means a services agreement entered into between a Call Centre and any one of [***], including those listed in Error! Reference source not found.  (Related Party Agreements);

“Released Amount” has the meaning given to it in Clause 7.3.3;

“Relevant Change of Law” means any decision of any court or tribunal after Completion that changes the law or practice generally understood to apply to the matter giving rise to the Tax Effect or that reverses an earlier decision of any court or tribunal in that jurisdiction in relation to which no Group Company (or Former Group Company) was a party or any change (including any retrospective change), after Completion, in the law (including subordinate legislation) or in the generally published interpretation or practice of any Tax Authority or in financial reporting or accounting standards or practice coming into force after Completion;

“Relevant Period” means (i) with respect to the Tax Warranties given at the date of this Agreement, the period starting at the beginning of [***] and ending at the date of this [***]and (ii) with respect to the Tax Warranties given at the Completion Date, the period starting at the [***]and ending at [***];

“Relevant Relief” has the meaning given to it in paragraph Error! Reference source not found. of Error! Reference source not found.  (Tax Indemnity);

“Relief” includes any right to repayment of Taxation from a Tax Authority and any relief, loss, allowance, set-off or credit in respect of Taxation and any deduction in computing or against profits for Taxation purposes;

“Representative” means with respect to any person, any officer, manager, director, employee, agent, attorney, accountant or advisor of such person;

“Restricted Business” means [***];

[***];

“Restricted Period” has the meaning given to it in Clause 16.1.1;

“Restricted Person” means any person who is, either at the time of signing this Agreement or at Completion a [***];

“Restricted Territory” means any geographic area in which the Business (or any part of the Business) is conducted at Completion (or was conducted in the period of twelve (12) months preceding Completion) and any country in which the Buyer conducts its business (or any part of such business) at Completion, as listed in Error! Reference source not found.  (Countries List);

“Restructuring” means the reorganisation and restructuring of the Group and the Former Group whereby, in each case as described in a more detailed way in Error! Reference source not found.  (Restructuring): [***];

“Restructuring Condition” has the meaning given to it in Clause 8.1.3;

“Restructuring Indemnity” has the meaning given to it in Clause 11.11.2;

“Retained Records” has the meaning given to it in Clause 17.3.2;

“Revised Metrics Calculation” has the meaning given in Clause 5.4;

“Rides Decrease” has the meaning [***]

“Rospatent” means the Federal Service for Intellectual Property of the Russian Federation (in Russian: Федеральная служба по интеллектуальной собственности (Роспатент)) or any successor Russian Governmental Authority;

“RUB” or “Roubles” means lawful currency of the Russian Federation;

“Rules” has the meaning given to it in Clause 21.2;

“Rutaxi Platform” means IT platform “Rutaxi”, an integrated information system providing taxi ride-hailing, ride-sharing and related services for the arrangement of passenger transportation, a more detailed description of which is set out in Error! Reference source not found.  (Information Technology);

“Sale Shares” has the meaning given to it in paragraph (C) of the Recitals;

“Sanctions” means any trade or economic sanction, trade or economic restriction, prohibition, embargo, ban, inclusion in any government negative list, imposed by Applicable Law or regulation, or resolution of the United Nations, the Russian Federation, the European Union or any member state thereof, the United States of America, or any other relevant jurisdiction in all cases to the extent they apply to the person in question;

“Second Lock-in Period” has the meaning given to it in Clause 4.4.2;

“Seller Account” means the following bank account:

Name:	[***]
Bank:	[***]
Bank Address:	[***]
US$ Account Number:	[***]
SWIFT:	[***]
Correspondent Bank for BCB:	[***]

“Seller Claim” means any claim by the Seller against the Buyer under or in connection with this Agreement, including under or in respect of any of the Buyer Warranties, other than any Seller Consideration Claim;

“Seller Condition” has the meaning given to it in Clause 8.6;

“Seller Consideration Claim” means any claim by the Seller against the Buyer in relation to payment of all or a portion of the Purchase Price;

“Seller Documents” means the deeds, agreements and other documents referred to in this Agreement which have been, or which are to be, executed by or on behalf of the Seller or to which the Seller is otherwise a party;

“Seller Liability Cap” means the aggregate of (i) [***] and (ii) [***],  provided that [***];

“Seller Protected Information” has the meaning given to it in Clause 19.2.1;

“Seller Recovered Amount”  has the meaning given to it in Clause 15.10.5(a);

“Seller Recovery Amount”  has the meaning given to it in Clause 15.10;

“Seller Related Entity” means:

(a)	any member of the Seller’s Group,
(b)	any Seller Related Person, and
(c)

any company which would be a subsidiary of any Seller Related Person (or any group of Seller Related Persons collectively) if such Seller Related Person (or such group of Seller Related Persons collectively) were a company, for the avoidance of doubt, including the Group Companies prior to Completion and excluding the Group Companies after Completion;

“Seller Related Person” means, where either individually or collectively:

(a)	any individual, or
(b)	any group of individuals who are together members of the same Family,
(c)	any Family Trust of which any such individual is an actual or potential beneficiary,

would, if the relevant individual, group of individuals and/or Family Trust were (individually or collectively) a company, be a holding company of the Seller:

(i)	that individual (or, in the case of a number of individuals who are together members of the same Family, each such individual),
(ii)	any Family Member of any such individual or individuals, and
(iii)	any Family Trust of which any such individual or individuals is or are an actual or potential beneficiary;

“Seller Warranties” means the warranties given by the Seller to the Buyer as set out in Error! Reference source not found.  (Seller Warranties);

“Seller’s Deal Team” means any of the Representatives of the Seller who have participated in negotiations over this Agreement;

“Seller’s Group” means:

(a)	the Seller, and
(b)	each person which is for the time being (whether on or after the date of this Agreement):

(i)	a shareholder of the Seller, or
(ii)	a subsidiary of the Seller or any such shareholder (including any Former Group Company but excluding, from and after Completion, any Group Company),

and a “Seller Group Company” shall be construed accordingly;

“Seller’s Stakeholder”  has the meaning given to it in Clause 17.5.1;

“Server” means each of the computer servers owned by a Former Group Company prior to Completion and used for the purposes of the Business,  as listed in the Section entitled “Servers” of Error! Reference source not found.  (Information Technology) and as identified as the result of the inventory conducted pursuant to paragraph 6 of Error! Reference source not found.  (DD Follow-up Actions);

“SHA” means the Shareholders’ Agreement in relation to the Buyer dated 7 February 2018 among Yandex N.V., Uber International C.V., Stichting MLU Equity Incentive and the Buyer;

“SHA Supplemental Deed” means a deed supplemental to the SHA in relation to the Buyer to be entered into in the agreed form on Completion among Yandex N.V., Uber International C.V., Stichting MLU Equity Incentive and the Buyer;

“Short Indices” means the short indices listed in Part D of Error! Reference source not found.  (Group Telephone Numbers), [***];

 [***];

“Staff Schedule” has the meaning given to it in paragraph 2.2 of Part A of Error! Reference source not found.  (Employee Matters);

“Stolitsa DS” means Limited Liability Company “Stolitsa DS”, a limited liability company incorporated and existing under the laws of the Russian Federation under the state registration number (OGRN) 1167746725013 particulars of which are set out in Part C of Error! Reference source not found.  (Information about the Seller and the Group);

“Subsidiaries” means the companies and undertakings specified in Part D of Error! Reference source not found.  (Information about the Seller and the Group)  other than the Company and a  “Subsidiary” means any of them;

“Subsidiary Equity Interests” means all shares or participatory interests in a Subsidiary, or all of such shares and participatory interests in the Subsidiaries collectively, as the context requires;

“Supervisory Board” means the supervisory board of the Buyer as constituted from time to time;

“Supplementary Disclosure Letter” has the meaning given to it in Clause 11.10.1;

“Surviving Agreements” has the meaning given to it in Clause 17.2.1(c);

“Surviving Provisions” has the meaning given to it in Clause 22.12.2;

“Target Working Capital” means [***];

“Tax”, and “Taxation” means all forms of taxation including withholdings, duties, imposts, levies, value added tax, social security contributions imposed, assessed or enforced by any

Governmental Authority (whether in the Russian Federation, Republic of Cyprus, or any other jurisdiction in which any Group Company or, where relevant, any Former Group Company does business), in all cases being in the nature of Taxation, and any interest, penalty, surcharge or fine in connection therewith, in each case whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise and shall further include payments to a Governmental Authority on account of Tax, whenever and wherever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any Former Group Company or any other person;

“Tax Audit” means an examination and verification of a person’s financial, Tax and accounting records and supporting documents by a competent Russian or Cypriot Tax Authority for the purpose of verifying such person’s tax calculations and payments as well as overall compliance with the applicable Tax law conducted in-chambers or at such person’s place of business;

“Tax Authority” means any Governmental Authority competent to impose any Tax, or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax, in any jurisdiction.

“Tax Claim” means a Claim involving or relating to a breach of any Tax Warranty or under the Tax Indemnity;

“Tax Effect” means:

(a)	actual Taxation payable or suffered by the relevant Group Company; and
(b)	a Lost Purchased Relief;

“Tax Indemnity” means the indemnities relating to Tax set out in Error! Reference source not found.  (Tax Indemnity);

“Tax Warranties” means the Seller Warranties contained in Part B of Error! Reference source not found.  (Seller Warranties);

“Technical Experts” mean [***];

[***]

“Telephone Number Agreement” has the meaning given to it in Clause 11.11.4;

“Third Lock-in Period” has the meaning given to it in Clause 4.4.3;

“Third Party”  means any person other than a Party to this Agreement;

“Third Party Claim” has the meaning given to it in Clause 14.2.1;

“Third Party Tax Claim” has the meaning given to it in Clause 14.2.1;

“Title Claim” means a Claim involving or relating to a breach of any Title Warranty or under the Title Indemnity;

“Title Indemnity” has the meaning given to it in Clause 11.11.1;

“Title Warranties” means the Seller Warranties contained in paragraph 1 of Part A of Error! Reference source not found.  (Seller Warranties);

“Top Manager Bonus” means [***];

“Top Managers” means each of the Employees of the relevant Former Group Companies listed at Part B of Error! Reference source not found.  (Employee Matters);

“Transaction” includes any transaction, circumstance, state of affairs, act, event, arrangement, provision or omission of whatever nature, including a receipt or accrual of income or gains, distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance, and any reference to an event occurring on or before a particular date shall include events which for Tax purposes are deemed under Applicable Law to have, or are treated or regarded as having, occurred on or before Completion;

“Transaction Documents” means this Agreement, each Deed of Issuance, the SHA Supplemental Deed, the Deed of Undertaking, and each Local Services Agreement;

“Transfer”, in the context of any shares or any interest in such shares, means any of the following: (a) to sell, assign, transfer or otherwise dispose of, or grant any option over, any such shares or any interest in such shares; (b) to create or permit to subsist any Encumbrance over any such shares or any interest in such shares; (c) to enter into any agreement in respect of the votes or any other rights attached to any such shares or any interest in such shares; or (d) to renounce or assign any right to receive any such shares or any interest in such shares;

“Transferred Assets” means the assets of the Former Group Companies listed at Error! Reference source not found. (Transferred Assets) and any other assets owned by the Former Group Companies or any other Third Party and identified by the Seller as necessary for the operations of the Group pursuant to paragraph 6.3 of  Error! Reference source not found.  (DD Follow-Up Actions);

“Transferred Employee” has the meaning given to it in paragraph 1.1.1 of Error! Reference source not found.  (Employee Matters);

“Transferred Phone Numbers” means the Group Telephone Numbers listed in Part C of Error! Reference source not found.  (Group Telephone Numbers), [***];

“Used IPR” means any Business IPR other than the Owned IPR;

“US$” or “US Dollars” means lawful currency of the United States;

“U.S. GAAP” means United States generally accepted accounting principles;

“Vezet Dobro Business” means the business conducted in the Russian Federation of providing both B2B and B2C intracity cargo transportation services as well as certain other services, namely: car towing, removal of construction waste, delivery of construction materials and goods, assistance with loading and unloading of cargo trucks;

“Vezet Dobro Marks” has the meaning given to it in Clause 16.3.1(b);

“Vezet Platform” means IT platform “Fasten” (“Vezet 2.0”), an integrated information system providing taxi ride-hailing, ride-sharing services and related services for the arrangement of passenger transportation, the detailed description of which will be determined as the result of the independent technical audit conducted pursuant to paragraph 2.2 of  Error! Reference source not found.  (DD Follow-Up Actions);

“Warranty Claim” means a Claim involving or relating to a breach of any of the Seller Warranties (other than any Tax Warranty);

“Weekly Metrics” has the meaning given in Clause 5.1.2(b);

“Withheld Amount” has the meaning given to it in Clause 7.3.1;

“Working Capital”  [***]; and

[***]

1.2	In this Agreement (including the Schedules), unless otherwise specified:
1.2.1

The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the schedules.

1.2.2	The contents table, and the headings to Clauses, paragraphs and schedules, are for convenience only and do not affect the interpretation of this Agreement.
1.2.3	References in this Agreement to:
(a)	any Recital, Clause or Schedule are to those contained in this Agreement and references to any paragraph are to those contained in the relevant Recital or Schedule to this Agreement;
(b)

this Agreement or to any other agreement or document (or to any specified provision of this Agreement or any other agreement or document) are references to this Agreement, that agreement or document or that provision as amended, supplemented, novated or otherwise modified from time to time (in each case provided that any such amendment, supplement, novation or other modification is not in breach of this Agreement or the relevant agreement or document);

(c)

a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of each Party on or before the execution of this Agreement or set out in a Schedule;

(d)	a “Party” includes a reference to that Party’s successors, permitted assigns and personal representatives;
(e)	one gender includes all genders (including, in each case, neuter), and the singular includes the plural, and vice versa, unless the context otherwise requires;
(f)	a time of day is to Moscow (Russian Federation) time, unless the context otherwise requires;
(g)	writing shall include any modes of reproducing words in a legible and non-transitory form (and for the avoidance of doubt shall include e-mail or other electronic form);
(h)

the words “herein”, “hereby”, “hereof”, “hereinafter”, “hereto”, and other words of similar import shall (unless the context otherwise requires) be deemed to refer to this Agreement as a whole, and not to a specific clause, paragraph or schedule thereof;

(i)	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association, partnership, organisation, foundation, trust, works council or employee representative body (in each case, whether or not having separate legal personality); and
(j)

a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 1162 (and Schedule 7) of CA 2006 and a “subsidiary” or “holding company” is to be construed in accordance with section 1159 (and Schedule 6) of CA 2006.

1.2.4

Any reference to any statute, law, regulation, rule, delegated legislation or order is to any statute, law, regulation, rule, delegated legislation or order as amended, modified or replaced from time to time and to any statute, law, regulation, rule, delegated legislation or order replacing or made under any of them; provided that no such amendment, modification or replacement after the date of this Agreement shall increase the liability of any Party beyond that for which such Party would have been liable but for such amendment, modification or replacement.

1.2.5

A reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.2.6

The rule known as the ejusdem generis rule, and similar rules of interpretation, shall not apply and accordingly the words “other” and “otherwise” shall not be given a restrictive meaning (where a wide interpretation is possible); and the words “including” and “in particular” are to be construed as being by way of illustration or emphasis only, and are not to be construed as, nor shall they take effect as, limiting the generality of any foregoing words.

1.2.7	Any obligation on a Party not to do something includes an obligation not to allow that thing to be done (insofar as it reasonably lies within the power of that Party to prevent it).
1.2.8

Any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted using: (a) with respect to Roubles to be converted from another currency, the official established exchange rate established by the Central Bank of the Russian Federation as of the relevant date, and (b) with respect to any other currencies, the close spot mid-trade composite London rate for a transaction between the two (2) currencies in question as quoted on Bloomberg as of the relevant date.

1.2.9

Any payment to be made under or in connection with this Agreement shall be made in US Dollars by wire transfer of the relevant amount in readily available funds into the relevant account on or before the date the payment is due for value on that date. Full details of such account shall be provided in writing by the recipient to the payer at least three (3) Business Days prior to the day of the payment, unless otherwise provided for herein.

1.2.10

The Parties acknowledge and agree that this Agreement has been jointly drafted by the Parties, and, accordingly, the contra proferentem rule (or any similar rule of interpretation) shall not be applied against any Party.

2. SALE AND PURCHASE OF THE SALE SHARES
2.1

At Completion, the Seller shall transfer to the Buyer, and the Buyer shall acquire from the Seller, the Sale Shares, with full title guarantee and free from all Encumbrances as the Contribution In Kind for the Consideration Shares, and otherwise on the terms set out in this Agreement.

2.2

Title to, beneficial ownership of, and any risk attaching to, the Sale Shares shall pass on Completion to the Buyer together with all rights and benefits attaching or accruing to the Sale Shares on or after Completion (including the right to receive all dividends and other distributions declared, made or paid after Completion).

2.3

Without prejudice to Clause 2.1, the Seller covenants with the Buyer that (a) it has now and shall have at Completion the full power and right to sell the Sale Shares; (b) at Completion it will, subject to the terms of this Agreement, at its own cost, give the Buyer clear title free of Encumbrances to the Sale Shares; and (c) at Completion the Sale Shares will be disposed of free from all Encumbrances.

2.4

The Seller shall procure that, prior to Completion, each person having any right of consent, pre-emption or right of first refusal over any of the Sale Shares conferred on it either by the Organisational Documents of the Company or in any other way irrevocably waives any such rights.

2.5	The Buyer shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.
3. CONSIDERATION
3.1

The consideration for the Sale Shares shall be equal to (i)  [***] (the “Cash Component”); and (ii) the Consideration Shares (together, the “Purchase Price”), as may be reduced pursuant to Clauses 5.1 and 5.5, and otherwise adjusted pursuant to other provisions of Clause 5 and Clause 6.

3.2	The Purchase Price shall be satisfied by the Buyer:
3.2.1	on the Completion Date:
(a)	by:
(i)	paying to the Seller the Completion Consideration Cash in cash and otherwise in accordance with Clause 1.2.9; and
(ii)	allotting and issuing to the Seller, credited as fully paid, such number of the Consideration Shares as represent in the aggregate the Completion Consideration Shares,

(together, the “Completion Consideration Payment”), as may be adjusted pursuant to Clause 5; and

(b)

by allotting and issuing to the Seller, credited as fully paid, such number of the Consideration Shares as represent in the aggregate the Application Integration Shares, as may be adjusted pursuant to Error! Reference source not found.  (Post-Completion Integration) (together with the Completion Consideration Payment, the “Completion Consideration”); and

3.2.2	within [***] after the Integration Settlement Date, by:
(a)	paying to the Seller the Deferred Cash in cash and otherwise in accordance with Clause 1.2.9;
(b)	paying to the Seller the Integration Consideration Cash in cash and otherwise in accordance with Clause 1.2.9; and
(c)

allotting and issuing to the Seller, at the expense of the existing share premium reserve pertaining to the Completion Consideration Shares and the Application Integration Shares and therefore as fully paid, such number of the Consideration Shares as represent in the aggregate the Integration Consideration Shares, as (b) and (c) each may be adjusted pursuant to Clauses  5 and 6,  and, together with the Application Integration Shares, the “Integration Consideration”.

3.3

Payment of the Completion Consideration Cash, the Deferred Cash, and the Integration Consideration Cash into the Seller Account shall constitute a good discharge by the Buyer in respect of the relevant part of its obligations hereunder, and the Buyer shall have no obligation as to the distribution or onward payment of any such amount out of such account by the Seller.

3.4	Any amount paid (or otherwise satisfied) by the Seller to or in favour of the Buyer by way of:
3.4.1	any downward adjustment to the Completion Consideration or Integration Consideration;
3.4.2	any Warranty Claim, Tax Claim or an Indemnity Claim; or
3.4.3	otherwise pursuant to this Agreement,

shall be and shall be deemed (as far as legally permitted) to be pro tanto a reduction in the Purchase Price. If any payment is made in respect of any Indemnity Claim to any Indemnified Person (other than the Buyer) the Purchase Price shall similarly be deemed to have been reduced by amount of such payment thereunder.

4. CONSIDERATION SHARES
4.1

The Consideration Shares shall be credited as fully paid, issued to the Seller free from all Encumbrances and rank pari passu in all respects with the existing Class A ordinary shares of US$0.10 each in the capital of the Buyer, including the right to receive all dividends declared, made or paid after the Completion Date (save that they shall not rank for any dividend or other distribution of the Buyer declared made, or paid by reference to a record date before the Completion Date).

4.2

For the purposes of this Agreement, the aggregate number of the Consideration Shares, as well as the number comprising each of the Completion Consideration Shares, the Application Integration Shares and the Integration Consideration Shares shall be calculated by the Buyer at Completion, based on the calculation of [***],  provided that, with respect to the Integration Consideration Shares, such number shall be adjusted after Completion for any stock split, combination, recapitalization or similar event that occurs after Completion but before the Integration Consideration Shares are allotted and issued to the Seller. Following such calculation, and in any event not later than [***], the Buyer shall notify the Seller in writing of the number of Consideration Shares, as well as the number comprising each of the Completion Consideration Shares, the Application Integration Shares and the Integration Consideration

Shares prior to any adjustments that may be made to such number of Consideration Shares in accordance with this Agreement, and provide supporting documentation in respect of such calculation. The Seller shall be entitled to request the Buyer to provide such additional information and documents as may reasonably be required to confirm the calculation made by the Buyer.

4.3

The Buyer shall not be under any obligation to issue a fraction of a Consideration Share and accordingly the number of the Consideration Shares to be issued to the Seller shall be rounded down to the nearest whole number in order to give effect to this Clause 4.3.

4.4	The Seller undertakes to the Buyer that notwithstanding any release of the Seller from its lock-up obligations in respect of the Consideration Shares set out in the SHA Supplemental Deed:
4.4.1	it shall not, until [***] (the “Initial Lock-in Period”), Transfer [***] of the Consideration Shares (or any interest in them) to, or enter into any agreement to do so with, any Third Party;
4.4.2

following the Initial Lock-in Period, it shall not, until [***] (the “Second Lock-in Period”), Transfer [***]of the Consideration Shares (or any interest in them) to, or enter into any agreement to do so with, any Third Party; and

4.4.3

following the Second Lock-in Period, it shall not, until [***] (the “Third Lock-in Period” and, together with the Initial Lock-in Period and the Second Lock-in Period, the “Lock-in Periods”), Transfer [***] of the Consideration Shares (or any interest in them) to, or enter into any agreement to do so with, any Third Party, in each case, except in accordance with Clause 4.5.

4.5

Nothing in Clause 4.4 shall prevent the Seller from Transferring all or a portion of the Consideration Shares (or any interest in them) which are subject to the undertaking not to Transfer pursuant to Clause 4.4 during the relevant Lock-in Period:

4.5.1

in acceptance of a general offer made by any Third Party for all of the voting shares comprising the share capital of the Buyer (other than any ordinary share capital owned by the offeror or any concert party of the offeror) which is recommended by a majority of the Supervisory Board of the Buyer;

4.5.2

pursuant to an irrevocable commitment to accept any offer made for all of the voting shares comprising the share capital of the Buyer (other than any share capital owned by the offeror or any concert party of the offeror) which is recommended by a majority of the Supervisory Board of the Buyer;

4.5.3

where such disposal is made pursuant to an offer by the Buyer to purchase its own shares which is made on identical terms to all holders of voting shares in the Buyer and otherwise complies with Applicable Law;

4.5.4	pursuant to any scheme of reconstruction in relation to the Buyer in connection with its insolvency;
4.5.5	pursuant to any compromise or arrangement which is agreed by the requisite majority of the members of the Buyer and sanctioned by the court;
4.5.6	in the event of an intervening final and non-appealable court order or otherwise as required by Applicable Law;

4.5.7	to satisfy a Claim under this Agreement in accordance with Clause 7.4;
4.5.8	in connection with [***]; or
4.5.9	with the prior written consent of the Buyer.
4.6	For the purposes of Clause 4.4, the Consideration Shares shall include:
4.6.1	any shares held by the Seller arising out of the consolidation, conversion or subdivision of any of the Consideration Shares; and
4.6.2

any shares acquired by reference to the Consideration Shares, whether by way of a bonus or rights issue, pre-emption right or otherwise, or in exchange or substitution for any of the Consideration Shares.

4.7	[***].
4.8	[***]:
4.9	[***].
5. COMPLETION CONSIDERATION; ADJUSTMENT
5.1	Purchase Price Reduction
5.1.1

In the event that during the period from [***] to [***] (the “Extended Operating Metrics Measurement Period”) or, [***] (the “Operating Metrics Measurement Period”) the average of: (i) [***] and (ii) [***] (the “[***]”) is [***] as determined pursuant to the procedure set out in Clause 5.1.2 based on the calculations provided by the Seller to the Buyer pursuant to Clause 5.1.2, where [***];

then [***], the Adjustable Purchase Price payable to the Seller hereunder shall be reduced by [***] (with any such reduction applying proportionately to the Completion Consideration Cash [***]), the Completion Consideration Shares, the Application Integration Shares, the Deferred Cash, the Integration Consideration Cash and the Integration Consideration Shares).  The calculation of any such Adjustable Purchase Price reduction (the “Operating Metrics Reduction”) shall be made by the Buyer and furnished to the Seller at least [***] prior to the date on which [***].

5.1.2	For purposes of calculating the Operating Metrics Reduction (if any):
(a)	[***];
(b)

during the Operating Metrics Measurement Period or the Extended Operating Metrics Measurement Period (as applicable),  [***], the Seller shall provide to the Clean Team the calculation of (i) [***] and (ii) [***] (“Weekly Metrics”).  At any time during the Operating Metrics Measurement Period or the Extended Operating Metrics Measurement Period (as applicable), at the Buyer’s request, the Seller shall grant access to the Group Companies and the Former Group Companies books, records, premises and IT systems to members of the Clean Team for purposes of verification of the data underlying the Weekly Metrics (“Operating Metrics DD”), provided that such Operating Metrics DD shall be conducted by the Clean Team in a manner that does not cause a material interruption of the business of the relevant Group Companies or the Former Group Companies;
(c)

if the Clean Team disagrees with any Weekly Metrics or any item thereof, it shall give notice of such disagreement to the Seller within [***] of presentation to the Clean Team of the calculation of such Weekly Metrics by the Seller or within [***] of the completion of the Operating Metrics DD, and such notice shall state the reasons for the disagreement in reasonable detail and specify the adjustments which, in the Clean Team’s opinion, should be made to the Weekly Metrics (the “Metrics Disagreement Notice”).  In any event, the Metrics Disagreement Notice shall be provided by the Clean Team to the Seller no later than [***];

(d)

if the Clean Team does not provide the Metrics Disagreement Notice by the time specified in Clause 5.1.2(c), then the Operating Metrics Reduction (if any) shall be calculated on the basis of the Weekly Metrics provided by the Seller;

(e)

if during the Operating Metrics Measurement Period or the Extended Operating Metrics Measurement Period (as applicable) the Clean Team gives a Metrics Disagreement Notice to the Seller as contemplated by Clause 5.1.2(c), the Seller and the Buyer shall attempt in good faith to reach agreement in respect of the relevant Weekly Metrics as soon as reasonably practicable and the Weekly Metrics as revised by such agreement shall be utilised for purposes of calculation of the Operating Metrics Reduction, if any; and

(f)

if the Parties are unable to resolve, or procure the resolution of, such disagreement or difference of opinion in respect of the relevant Weekly Metrics [***], then the Clean Team’s calculation of Weekly Metrics specified in its Metrics Disagreement Notice shall be used for purposes of calculation of the Operating Metrics Reduction (if any).

5.2

On a date when all of the Conditions set out in Clause 8.1 (other than those Conditions that, by their nature, are to be satisfied at the Completion Date) shall have been satisfied in full or waived by the relevant Parties, the Buyer shall be entitled to reasonably request the Seller to grant (and the Seller shall grant) access to the Group Companies and the Former Group Companies books, records, premises and IT systems to the Representatives of the Buyer for purposes of continuing the Operating Metrics DD in respect of the Extended Operating Metrics Measurement Period,  provided that (i) such Operating Metrics DD shall be conducted by the Buyer and its Representatives during the period of [***] and in a manner that does not cause a material interruption of the business of the relevant Group Companies or the Former Group Companies and (ii) the Seller shall continue to provide the Weekly Metrics as contemplated by Clause 5.1.2(b) and the procedure established in Clauses 5.1.2(b) to 5.1.2(f) shall continue to apply to the Extended Operating Metrics Measurement Period.

5.3

Following Completion, each of the Seller and the Buyer shall be entitled to further examine the data underlying the calculation of the Weekly Metrics provided by the Seller within the entire Extended Operating Metrics Measurement Period and re-calculate [***] based on the same principles as set out in Clause 5.1.1 as follows:

5.3.1

the Seller shall procure that upon the Buyer’s reasonable request, the Former Group Companies promptly provide the Buyer and its Representatives access during normal business hours and upon reasonable advance notice to the work papers, books and records and IT systems of the Former Group Companies containing data relating to the calculation of each of the Weekly Metrics for purposes of such examination;
5.3.2

the Buyer shall procure that upon the Seller’s reasonable request, the Group Companies promptly provide the Seller and its Representatives access during normal business hours and upon reasonable advance notice to the work papers, books and records and IT systems of the Group Companies containing data relating to the calculation of each of the Weekly Metrics for purposes of such examination;

5.3.3

each of the Seller and the Buyer shall have the right to deliver a written notice to the other Party stating its disagreement (as well as the reasons for such disagreement in reasonable detail) and specifying the adjustments which, in the opinion of the Party giving notice, should be made to the calculation of each of the Weekly Metrics provided by the Seller during the entire Extended Operating Metrics Measurement Period and the resulting Operating Metrics Reduction (if any) determined in accordance with Clauses  5.1.2(d) to 5.1.2(f) and Clause 5.2 on the basis of such Weekly Metrics (the “Completion Metrics Calculation”) within [***] (the “Objection Notice”). If, based on such further examination of the data underlying the calculation of the [***], in the opinion of the Buyer, either [***] or [***] is greater than [***] as determined pursuant to Clause 5.1.1, then within [***] following Completion the Buyer shall be entitled to give to the Seller an Objection Notice asserting a Material Adverse Change (the “MAC Notice”). If neither Party timely delivers an Objection Notice or the MAC Notice, the Completion Metrics Calculation shall be final and binding on the Parties.

5.4

If either Party timely delivers an Objection Notice (or in the case of the Buyer, the MAC Notice), then the Parties shall attempt in good faith to reach agreement on the disputed portions of the Completion Metrics Calculation. If, using their respective reasonable endeavours, the Buyer and the Seller are able to resolve the disagreements regarding the Completion Metrics Calculation within [***] of the receipt of the Objection Notice or the MAC Notice,  as applicable, the Parties shall be deemed to have accepted the Completion Metrics Calculation as revised by such resolution as accurate and final and binding on the Parties (the “Revised Metrics Calculation”). If the Parties are unable to reach agreement within fifteen (15) Business Days, they shall proceed to resolve such Dispute as set out in Clause 21.2.

5.5	If the Revised Metrics Calculation is agreed or all claims arising out of disagreement over the Completion Metrics Calculation are Determined:
5.5.1

and pursuant to such agreement or Determination of the Revised Metrics Calculation the [***] is [***] as determined pursuant to Clause 5.1.1,  then the Adjustable Purchase Price (including for the avoidance of doubt each of the Adjustable Cash Component and the Consideration Shares)  shall be increased or reduced so as to ensure that the aggregate Adjustable Purchase Price (as otherwise adjusted pursuant to other provisions of Clause 5 and Clause 6) received by the Seller at Completion and within [***] is equal to the Adjustable Purchase Price that the Seller would have been entitled to under this Agreement if the Revised Metrics Calculation instead of the Completion Metrics Calculation were used for purposes of determining the Operating Metrics Reduction (if any) (the “Metrics Adjustment”);

5.5.2	and pursuant to such agreement or Determination of the Revised Metrics Calculation:

(a)	either [***] or the [***] is greater than [***] as determined pursuant to Clause 5.1.1, then the Adjustable Purchase Price payable to the Seller hereunder shall be [***]; and
(b)

to the extent the [***] is above [***], and after making a reduction to the Adjustable Purchase Price pursuant to Clause 5.1.1 and Clause 5.5.2(a), [***], the Adjustable Purchase Price payable to the Seller hereunder shall be [***]; and

5.5.3

the Adjustable Purchase Price increase calculated pursuant to this Clause 5.5 shall apply proportionately to the Deferred Cash, the Integration Consideration Cash, and the Integration Consideration Shares.  In the event that, as the result of the calculations pursuant to this Clause 5.5, the Adjustable Purchase Price shall be reduced, the Buyer shall be entitled to set off the amount of the Metrics Adjustment proportionately against the Deferred Cash, the Integration Consideration Cash, and the Integration Consideration Shares. If the amount of the Metrics Adjustment exceeds the aggregate amount of the Deferred Cash, the Integration Consideration Cash, and the Completion Value of all Integration Consideration Shares, then the Seller shall pay the amount of such excess to the Buyer in cash and otherwise in accordance with Clause 1.2.9 within [***] of such calculation, unless the Seller makes an election to satisfy such Claim by [***].

5.6

Subject to Clause 5.12, the Completion Consideration Cash shall be adjusted after Completion in accordance with the remaining provisions of this Clause 5 and the process set out in Error! Reference source not found.  (Completion Statement Principles).

5.7

The Draft Completion Statement as agreed or determined pursuant to paragraph 3 of Error! Reference source not found.  (Completion Statement Principles) shall constitute the Agreed Completion Statement for the purposes of this Agreement and shall be final and binding on the Parties.

5.8	[***] and [***] shall be derived from the Agreed Completion Statement.
5.9	The Completion Consideration Cash shall be adjusted as follows:
5.9.1	in the event that [***], the amount of the excess shall be payable by the Buyer to the Seller in accordance with Clause 5.10;
5.9.2	in the event that [***], the amount of the deficit shall be payable by the Seller to the Buyer in accordance with Clause 5.10;
5.9.3	in the event that [***], the amount of the excess shall be payable by the Seller to the Buyer in accordance with Clause 5.10;
5.9.4	in the event that the [***], the amount of the excess shall be payable by the Buyer to the Seller in accordance with Clause 5.10; and
5.9.5	in the event that the [***], the amount of the deficit shall be payable by the Seller to the Buyer in accordance with Clause 5.10.
5.10

The Buyer and the Seller agree that the sums that the Buyer or the Seller, as the case may be, is respectively obliged to pay to the Seller or the Buyer pursuant to Clauses 5.9.1 to 5.9.5 (inclusive) shall be aggregated and set off against each other. The amount that the Buyer or the Seller, as the case may be, is still obliged to pay to the Seller or the Buyer respectively after such set-off shall be referred to in this Agreement as the “Net Adjustment”. Subject to

Clause 5.12, the Net Adjustment shall be paid in cash within [***] of agreement or determination of the Agreed Completion Statement and otherwise in accordance with Clause 1.2.9.
5.11	A/R Adjustment
5.11.1

On or before the date that is [***] following the Completion Date, the Buyer shall deliver a written statement (the “A/R Statement”) to the Seller setting forth the aggregate amount of the Completion Date A/R actually collected by the Company or any of its Subsidiaries as of the end of business on the date that is [***] following the Completion Date (the “Collected A/R”), including a calculation of the amount, if any, by which the Completion Date A/R exceeds the Collected A/R (such amount, if any, the “A/R Shortfall”). Following the delivery of the A/R Statement, the Buyer shall procure that upon the Seller’s reasonable request, the Group Companies provide the Seller and its Representatives access during normal business hours and upon reasonable advance notice to the work papers and books and records relating to the preparation of the A/R Statement for the purpose of assisting the Seller and its Representatives in their review of the A/R Statement and the calculation of the A/R Shortfall (if any) contained therein.  If the Seller does not timely dispute the calculation of the A/R Shortfall contained in the A/R Statement, such amount shall be final and binding.

5.11.2

If the Seller disagrees with the calculation of the A/R Shortfall (if any) contained in the A/R Statement, the Seller shall notify the Buyer of such disagreement in writing within [***] after receipt by the Seller of the A/R Statement, which notice (the “A/R Dispute Notice”) will set forth in reasonable detail the Seller’s alternative calculation of the A/R Shortfall and the provisions of Clause 5.11.3 shall apply to resolving such dispute.

5.11.3	In the event any such A/R Dispute Notice is timely provided:
(a)

the Seller and the Buyer shall use commercially reasonable efforts for a period of [***] (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation included in the A/R Statement that were disputed in the A/R Dispute Notice. If, at the end of such period, the Seller and the Buyer remain unable to resolve the dispute in its entirety, then the unresolved items and amounts thereof in dispute shall be submitted to an internationally recognized accounting firm or expert arbitrator that is reasonably acceptable to the Seller and the Buyer, which shall not be the independent accountants of the Seller or the Buyer (the “Dispute Auditor”).

(b)

The Dispute Auditor shall determine, based solely on the provisions of this Clause 5.11 and the written submissions by the Seller and the Buyer, and not by independent review, only those items and amounts that remain then in dispute as set forth in the A/R Dispute Notice.  The Seller and the Buyer shall, and shall cause their respective Affiliates and Representatives to, cooperate in good faith with the Dispute Auditor, and shall give the Dispute Auditor access to all data and other information it reasonably requests for purposes of such resolution.  The Dispute Auditor’s determination shall be made within [***] after the dispute is submitted for its determination and shall be set forth in a written statement delivered to the Seller and the Buyer.

(c)	The Dispute Auditor shall have exclusive jurisdiction over, and resorting to the Dispute Auditor as provided in this Clause 5.11.3 shall be the only recourse and remedy of the Parties against one another with respect to, those items and amounts that remain in dispute under this Clause 5.11, and neither the Seller nor the Buyer shall be entitled to seek indemnification or recovery of any attorneys’ fees or other professional fees incurred by such Party or its Affiliates in connection with any dispute governed by this Clause 5.11.3.

(d)

The Dispute Auditor shall not be permitted to propose its own calculations to resolve any disputed item, instead, the Dispute Auditor must select between the calculation of such item as proposed by the Buyer and the Seller and shall allocate its fees and expenses between the Seller and the Buyer in the same proportion to which it selects the positions of the respective Parties.  Any determinations made by the Dispute Auditor pursuant to this Clause 5.11.3 shall be final, non-appealable and binding on the Parties, absent manifest error or fraud.

5.11.4

Within [***] of the final determination of the A/R Shortfall (if any) in accordance with this Clause 5.11, the Seller shall pay to the Buyer or one of its designees an amount in cash equal to the A/R Shortfall and otherwise in accordance with Clause 1.2.9 in consideration of the Buyer assigning (or procuring the assignment) of any and all rights in relation to the Completion Date A/R constituting the A/R Shortfall to the Seller (or its designee) in exchange for the payment of [***].

5.12

In the event the Seller is under the obligation to pay the Net Adjustment to the Buyer pursuant to Clause 5.10 and the Integration Consideration (other than the Application Integration Shares) has not become due and payable by the Buyer to the Seller pursuant to Clause 3.2.2:

5.12.1	the Buyer shall be entitled (but not obliged) to withhold and set off against the Integration Consideration Cash the amount of such Net Adjustment;
5.12.2

if the amount of the Integration Consideration Cash is less than the amount of the Net Adjustment payable by the Seller to the Buyer pursuant to Clause 5.9, the Buyer will have a right (but not an obligation) to withhold and set off the amount of such deficit by reducing the number of the Integration Consideration Shares which the Seller is entitled to receive in accordance with Error! Reference source not found.  (Post-Completion Integration). The value of any Integration Consideration Share which is subject to this Clause 5.12.2 shall be the Completion Value; and

5.12.3

if total amount of the reduction required under Clause 5.12.2 exceeds the aggregate value of the Integration Consideration Shares, the Buyer will have a right (but not an obligation) to require the Seller to [***].  [***].

6. INTEGRATION CONSIDERATION ADJUSTMENT; INTEGRATION PERIOD
6.1	Integration Consideration; Adjustment

The Buyer shall pay the Integration Consideration to the Seller as set out in Clauses 3.2.1(b) at Completion and as set out in Clause 3.2.2 within [***] of the Integration Settlement Date, and the Integration Consideration shall be adjusted in accordance with Error! Reference source not found.  (Post-Completion Integration).

6.2	Conduct of Business During the Integration Period
6.2.1

The Buyer undertakes to the Seller that for the duration of the Integration Period it shall not take any action (or cause or permit anything to be done) in bad faith with the purpose of distorting the financial performance of the Company or the

Subsidiaries, or otherwise avoiding, reducing or adversely affecting the amount of the Integration Consideration.
6.2.2	The Buyer shall procure that during the Integration Period:
(a)	no Top Manager is removed from the office or stripped of its control over, or functions related to, the Integration other than for cause or with the prior written consent of the Seller; and
(b)	no Top Manager’s employment or service agreement is varied other than in accordance with its terms or with the prior written consent of such Top Manager.
6.2.3	The Buyer covenants with the Seller that during the Integration Period:
(a)	the Buyer shall retain the beneficial ownership of the whole of the issued share capital of the Company and each other Group Company; and
(b)	the Buyer shall not commence a winding up or bankruptcy of any Group Company and shall procure that no Group Company changes its place of business.
7. WITHHOLDING AND SET-OFF; CONSIDERATION SHARES
7.1	Except as otherwise expressly provided in this Agreement, all sums payable under or pursuant to this Agreement shall be paid free of:
7.1.1	any counterclaim or set-off of any kind; and
7.1.2	any other deduction or withholding (other than any deduction or withholding of Tax required by Applicable Law),

provided that at the time when the Integration Consideration Cash would otherwise be payable to the Seller, the Buyer shall be entitled  to withhold and set off against the payment of the Integration Consideration Cash:

(a)	the amount payable by the Seller to the Buyer on account of a Claim that has been Determined in favour of the Buyer; and
(b)	the amount of a Notified Claim which is not yet Determined subject to the terms of Clause 7.3.
7.2

If any deductions or withholdings are required by Applicable Law to be made from the Purchase Price, the Net Adjustment or any other adjustment to the Purchase Price payable by one Party to the other Party under or pursuant to this Agreement, the payor shall pay to the payee any sum as will, after the deduction or withholding is made, leave the payee with the same amount as it would have been entitled to receive without that deduction or withholding. The Parties hereby acknowledge that no withholding or deduction of VAT is required to be made from the Purchase Price under Applicable Law.

7.3

If prior to making the payment of the Integration Consideration Cash, the Buyer has notified the Seller of a Claim in accordance with Clause 13.1 but such Claim has not been Determined prior to the date of such payment (including that the Buyer and the Seller do not agree on either the Claim or the amount thereof):

7.3.1

the Buyer may withhold a reasonable estimate of the amount of the Notified Claim (including any reasonable costs and expenses associated with such Notified Claim) (the “Withheld Amount”) from the Integration Consideration Cash;

7.3.2

if the Buyer and the Seller do not agree on either the validity of the Claim or the amount of the Withheld Amount, any Party, by serving written notice on the other, may refer the Notified Claim to the Independent Counsel (and in the event of a failure by the Parties to agree on the identity of the Independent Counsel within [***] of the notice, appointed by the Chairman of the Bar Council from time to time) to determine whether in that Independent Counsel’s opinion that Claim has a reasonable prospect of success and/or that the Withheld Amount by the Buyer is a reasonable estimate of the amount of the Claim (including reasonable costs and expenses), as appropriate;

7.3.3

if the Independent Counsel determines in his reasonable opinion that the Claim does not have a reasonable prospect of success then the Buyer shall pay the Withheld Amount to the Seller (the “Released Amount”) as part of the Integration Consideration Cash payment;

7.3.4

subject to Clause 7.3.8, if the Independent Counsel determines in his reasonable opinion that the Withheld Amount is not a reasonable estimate of the amount of the Claim (including costs and expenses) then the Parties shall jointly instruct the Independent Counsel to determine what he considers to be a reasonable amount.  Such reasonable amount as determined by the Independent Counsel shall be deemed the “Disputed Amount” and the Buyer may withhold such Disputed Amount from the Integration Consideration Cash. The Buyer shall pay any excess of the Withheld Amount over the Disputed Amount so determined by the Independent Counsel to the Seller (the “Excess”); provided that if the Independent Counsel provides a range of values, the simple average of all values shall be used for the purposes of the calculation. The Independent Counsel shall be instructed to assess the values in a way that the top end of the range shall not be greater than the mid-point of the range by more [***];

7.3.5

if the Independent Counsel determines that the Withheld Amount is a reasonable estimate of the amount of the Claim and that the Claim has a reasonable prospect of success, then the costs of the Independent Counsel shall be borne by the Seller; if the Independent Counsel determines that the Withheld Amount is not a reasonable estimate of the amount of the Claim and that the Claim does not have a reasonable prospect of success, then the costs of the Independent Counsel shall be borne by the Buyer; in all other cases, the costs of the Independent Counsel shall be borne equally by the Buyer and the Seller;

7.3.6

if, after the date on which the Integration Consideration Cash is to be paid by the Buyer to the Seller hereunder, a Notified Claim by the Buyer with respect to all or a portion of a Disputed Amount, if any, is Determined in favour of the Seller, then, within [***] thereafter, the Buyer shall cause such part of the Disputed Amount (if any) as is being withheld in relation to such Notified Claim to be paid in accordance with Clause 1.2.9, to the Seller (which the Seller and the Buyer acknowledge shall be treated as a payment of a portion of the corresponding Integration Consideration Cash);

7.3.7

if, after the date on which the Integration Consideration Cash is to be paid by the Buyer to the Seller hereunder, a Claim by the Buyer with respect to all or a portion of a Disputed Amount, if any, is Determined in favour of the Buyer, then the Buyer shall keep such part of the Disputed Amount. If the amount of such Claim

Determined in favour of the Buyer is greater than the Disputed Amount in respect of such Claim, the Seller shall pay the amount of the difference to the Buyer within [***] and otherwise in accordance with Clause 1.2.9; and

7.3.8

for the avoidance of any doubt, nothing in Clauses 7.3.1 to 7.3.7 (inclusive) shall restrict the Buyer’s or the Seller’s right to (i) resolve any Disputes arising out of Claims through the procedure set out in Clause 21  (Governing Law and Dispute Resolution)   simultaneously with Independent Counsel’s procedure set out in Clause 7.3 or (ii) challenge any determination that the Independent Counsel may make in accordance with Clauses 7.3.1 to 7.3.7 (inclusive).

7.4

The Seller may, in its sole discretion, by sending a written notice to the Buyer elect to satisfy any Claim (or a portion of any Claim) by forfeiting the relevant number of the Completion Consideration Shares or the Application Integration Shares, as applicable; the relevant number of the Consideration Shares held by the Seller will be cancelled  without any entitlement to compensation. In order to comply with clause 12.2 of the Articles of Association of the Buyer, the Seller hereby consents (in advance) to the cancellation of any Consideration Shares in accordance with this Clause 7.4. The value of any Consideration Shares which are subject to this Clause 7.4 shall be calculated as follows:

7.4.1	[***];
7.4.2	[***].
7.5	Supervisory Board Determination; Engagement of the Expert
7.5.1

Where the Parties fail to agree on the value of the Consideration Shares (on a per-share basis) as set out in Clause 7.4 within [***] from the receipt of the notice of the Seller described in Clause 7.4, the Supervisory Board of the Buyer shall use all reasonable endeavours to determine value of the Consideration Shares, including by appointing an Expert to determine such value.

7.5.2

In the event the Supervisory Board of the Buyer elects to appoint an Expert, such Expert shall determine the value of the Consideration Shares as at the date when the relevant Claim is Determined, based on the following assumptions and principles:

(a)	valuing the Consideration Shares as on an arm’s length sale between a willing seller and a willing buyer;
(b)	if the Buyer is then carrying on business as a going concern, on the assumption that it will continue to do so;
(c)	assuming that the Consideration Shares are capable of being transferred without restriction; and
(d)

valuing the Consideration Shares as a rateable proportion of the total value of all shares in the share capital of the Buyer without any premium or discount being attributable to the percentage of the share capital of the Buyer which they represent.

7.5.3

In determining the value of the Consideration Shares as of the relevant date the Expert may take into account any other factors which the Expert reasonably believes should be taken into account, including the assets and liabilities, financial performance, current status, business plans and projected future cash flows of the Buyer and the value of the Buyer’s enterprise value as a whole, acting in accordance with international best practice for such valuations.  If any difficulty arises in applying any of these assumptions or principles, then the Expert shall resolve that difficulty in such manner as it thinks fit in its absolute discretion.  The Expert shall notify the Parties of its determination as promptly as possible and in any event within [***] from the date of its appointment.

7.5.4

The Expert shall act as an expert and not as an arbitrator and its determination shall be final and binding on the parties (in the absence of fraud or manifest error).  The Expert shall have access to the relevant financial and accounting records, business plans or other relevant documents of the Buyer, subject to any applicable confidentiality obligations to third parties; and the Parties shall act reasonably and co-operate to give effect to the provisions of this Clause 7.5 and shall not otherwise do anything to hinder or prevent the Expert from reaching his determination.

8. CONDITIONS
8.1

Notwithstanding anything to the contrary in this Agreement, Completion is conditional upon satisfaction or waiver (in accordance with Clause 8.6) of each of the following conditions precedent (the “Conditions”) by the Longstop Date:

8.1.1

the Buyer having received the written approval of FAS in connection with the acquisition by the Buyer of the Sale Shares without any conditions or restrictions (or subject to such conditions or restrictions which are reasonably satisfactory to the Buyer) and, if any such conditions or restrictions are imposed, or otherwise affect or relate to the Seller or any Seller Group Company, reasonably satisfactory to the Seller) (the “FAS Approval Condition”);

8.1.2

the Seller and the Buyer shall have entered into all Transaction Documents and such Transaction Documents remain in full force and effect, subject to any amendments thereto both Parties may agree to in writing;

8.1.3	the Restructuring shall have been completed in accordance with Error! Reference source not found. (Restructuring) (the “Restructuring Condition”);
8.1.4

each of the actions set out in Error! Reference source not found.  (DD Follow-up Actions)   shall have been fully performed by the Seller and/or any Group Company or the relevant Former Group Company, as applicable, to the reasonable satisfaction of the Buyer;

8.1.5	[***];
8.1.6

the Seller having complied in all material respects with its covenants, obligations and undertakings under this Agreement set out in Clause 9  (Conduct of Business before Completion; Information Rights);

8.1.7	no Material Adverse Change having occurred;
8.1.8

none of the following shall have occurred prior to or as of the date of Completion: (a) any claim having been made by any third party asserting that such person is entitled to all or any part of or interest in the Sale Shares, and/or the Subsidiary Equity Interests, and/or the Purchase Price; (b) any claim having been made by any person (other than a Seller Related Entity or a Buyer Related Person) asserting that the Transaction Documents or the Transactions contemplated hereby are illegal or invalid or violate the rights of any person; or (c) any injunction, judgment, order, decree or ruling of any Governmental Authority shall having been issued that prevents or restricts the consummation of any transactions or actions contemplated by the Transaction Documents, or purports to cancel, restrict or modify the rights of the Buyer as a shareholder in the Company, except for, in respect of each of clauses (a) and (b) above, any claims that have been withdrawn, dismissed or determined without success for the claimant prior to the Completion Date;

8.1.9

no material breach of the Seller Warranties by the Seller having occurred, provided that for purposes of this Clause 8.1.9  “material breach” means a breach (or series of breaches) of any Seller Warranties for which the aggregate liability of the Seller, if the Buyer were to bring a Claim(s) (assuming for these purposes that the Buyer did not have any right of termination under this Agreement and Completion was effected notwithstanding the breach(es)), could reasonably be expected to exceed [***];

8.1.10

the Seller shall have procured that Deanfirn has terminated without any covenants, payments, warranties, indemnities or any other current or future costs or liabilities for any Former Group Company or any Group Company a  [***];

8.1.11	no material breach of the Buyer Warranties and no Buyer Material Adverse Change having occurred;
8.1.12	the Seller shall have delivered to the Buyer the Accounts in accordance with Clause 9.7; and
8.1.13	any further Conditions that the Parties may agree in writing.
8.2

The Buyer shall use all reasonable endeavours to procure satisfaction of the FAS Approval Condition and the Conditions set out in Clauses 8.1.2, and 8.1.11 as soon as reasonably practicable and in any event prior to the Longstop Date. The Seller shall use all reasonable endeavours to procure satisfaction of the Restructuring Condition and the Conditions set out in Clauses 8.1.2,  8.1.4 to 8.1.7 (inclusive), 8.1.9,  8.1.10 and 8.1.12 and, as soon as reasonably practicable and in any event prior to the Longstop Date.  Each Party will notify the other Party promptly upon the satisfaction of each of the respective Conditions for which it is responsible under this Clause 8.2.

8.3

Each Party shall use all reasonable endeavours for the purpose of assisting the other Party to fulfil its obligations under Clause 8.2 and shall provide such information or assistance at the expense of the Party seeking information or assistance as may reasonably be required for that purpose.

8.4

Without limitation to Clause 8.2 or Clause 8.3, for the purposes of the application for the FAS approval, which is to be submitted by the Buyer after the date of this Agreement, and any questions raised or requests made by the FAS in relation thereto, the Seller shall and shall procure that the Group Companies and, if relevant, the Former Group Companies will:

8.4.1

promptly provide the Buyer with all such information in relation to the Seller and the Group Companies and the Former Group Companies in the possession or control of the Seller and/or the Group Companies and the Former Group Companies as the Buyer reasonably requests from time to time; and

8.4.2	cooperate with the Buyer and the relevant Governmental Authorities in the process of consideration of the materials for the issuance of the FAS approval;

provided that, to the extent any information in relation to the Seller and the Group Companies and the Former Group Companies that is necessary to the Buyer in connection with the application for the FAS approval is subject to any confidentiality obligations owed to third parties and compliance with Applicable Law relating to competition, the Seller may designate relevant portions as “Outside Counsel Only,” in which case review of those designated portions shall be limited to the review by outside counsel and consultants representing the Buyer, and the Buyer agrees to abide by such arrangement.

8.5

If, at any time, a Party becomes aware of a fact or circumstance that is reasonably likely to prevent any Condition from being satisfied by the Longstop Date, it shall promptly provide written notice of the same to the other Party, including reasonable details and relevant supporting documentation with respect to such matters. Upon written request from a Party, the other Party shall promptly provide an update on any progress concerning the satisfaction of the Conditions for which they are responsible pursuant to Clause 8.2.

8.6

The Buyer shall be entitled to waive any or all of the Conditions set forth in Clauses 8.1.3 to 8.1.7 (inclusive), 8.1.9,  8.1.10 and 8.1.12 (the “Buyer Conditions”) by written notice to the Seller at any time prior to 5.00 p.m. on the Longstop Date. The Seller shall be entitled to waive the Condition set forth in Clause 8.1.11 (the “Seller Condition”) by written notice to the Buyer at any time prior to 5.00 p.m. on the Longstop Date. The Parties may waive the Conditions set forth in Clauses 8.1.1,  8.1.2 and 8.1.8 (the “Mutual Conditions”) by written agreement.

8.7
8.7.1

If by 5.00 p.m. on the Longstop Date: (i) any of the Buyer Conditions is not satisfied or waived, then the Buyer may terminate this Agreement by notice in writing to the Seller, (ii) the Seller Condition is not satisfied or waived, then the Seller may terminate this Agreement by notice in writing to the Buyer, or (iii) any of the Mutual Conditions is not satisfied or waived, then a Party may terminate this Agreement by notice in writing to the other Party, provided that in respect of the Conditions set forth in Clauses 8.1.1 and 8.1.2, such notice may be given only where such other Party has failed to perform its obligations in respect of such Mutual Condition.

8.7.2	The Parties further agree that if, and only if:
(a)

all of the Conditions in Clause 8.1 (other than the Restructuring Condition and those Conditions that, by their nature, are to be satisfied at the Completion Date) shall have been satisfied in full or waived by the relevant Parties; and

(b)

in respect of the Restructuring Condition, the only part of the Restructuring that shall not have been completed in accordance with Error! Reference source not found.  (Restructuring) is the CC Merger as described in paragraph 3 of Part A of Error! Reference source not found.  (Restructuring), then the Buyer shall waive the Restructuring Condition and subject to those Conditions that, by their nature, are to be satisfied at the Completion Date shall have been satisfied in full or waived by the relevant Parties, the Parties may proceed with Completion.

8.8

If the Agreement is terminated in accordance with Clause 8.7.1 (and without limiting any Party’s right to claim damages), all obligations of the Parties under this Agreement shall end (except for the Surviving Provisions) but (for the avoidance of doubt) all rights and liabilities of the Parties which have accrued before termination shall continue to exist.

9. CONDUCT OF BUSINESS BEFORE COMPLETION; INFORMATION RIGHTS
9.1

The Seller shall procure that, during the period from the date of this Agreement until the earlier of Completion and this Agreement being terminated in accordance with Clause 8.7.1 or Clause 10.5.3, the Business of the Group will be carried on in the Ordinary Course of Business, except:

9.1.1

with the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed and deemed given if no written response of the Buyer to a written request for consent is received by the Seller within [***] of the date of such request;

9.1.2	except as expressly permitted or required by this Agreement or other Transaction Document (including, effecting the Restructuring);
9.1.3	as required under Applicable Law.
9.2

In particular, but without limitation, the Seller undertakes that it will not, and it shall procure that each Group Company will not, during the period from the date of this Agreement until the earlier of Completion and this Agreement being terminated in accordance with Clause 8.7.1 or Clause 10.5.3, carry out the matters listed in Error! Reference source not found.  (Conduct of Business before Completion) without the prior consent in writing of the Buyer, such consent not to be unreasonably withheld or delayed and deemed given if no written response of the Buyer to a written request for consent is received by the Seller within [***] of the date of such request.

9.3	The Seller shall notify the Buyer in writing promptly if it becomes aware of a fact, circumstance, or event which constitutes a breach of Clause 9.1 or Clause 9.2.
9.4

The Buyer designates [***] as persons with whom the Seller shall communicate for the purposes of Clauses 9.1 and 9.2.  The Seller designates [***] as persons any of whom is entitled to request a consent for the purposes of Clauses 9.1 and 9.2. Each Party may replace any of its designated persons with another person at any time and from time to time by notice in writing to the other relevant Party. Any communication between such persons shall be valid if such communication is made in writing at the contact details set out above (as may be amended by the relevant Party's notice). For the purposes of Clauses 9.1 and 9.2, communication via e-mail shall satisfy the requirement for such notice to be in writing.

9.5	At any time after the date of this Agreement and prior to Completion, the Seller shall notify the members of the Clean Team in writing if a Former Group Company intends to:
9.5.1	make any material change to any of its methods, policies, principles or practices of Tax accounting or methods of reporting or claiming income, losses or deductions for Tax purposes;
9.5.2	enter into any material agreement with any Tax Authority, or terminate or rescind any material agreement with a Tax Authority that is in effect on the date of this Agreement;
9.5.3	make or amend any material claim, election or option relating to Taxation; or
9.5.4	amend any Tax return in any material respect,
9.6	Subject to Applicable Law, prior to Completion, the Seller shall and shall procure that each Group Company and each Former Group Company shall, at the request of the Buyer:

9.6.1

give the Buyer and its Representatives (notified in advance to the Seller) access during normal business hours and upon reasonable advance notice to the personnel of each Group Company, and to all the books, records and documents of or relating to of each Group Company (including the right to take copies of such books, records and documents, subject to obligation to return or destroy such copies if Completion does not occur); and

9.6.2

respond to any reasonable request by the Buyer for documents or other information in relation to the Group available to the Seller or any Group Company or a Former Group Company, provided that such request is reasonably necessary to the Buyer to assess compliance by the Seller with Clauses 9.1 or Clause 9.2.

9.7

The Parties agree that as soon as practicable and in any event within [***] of the Accounts Date, the Seller shall prepare and deliver or provide access to the Auditors all necessary materials and information for preparation of the Accounts, including all accounting records, supporting accounting documents and information. Following the completion of the audit of the Accounts by the Auditors, the Seller shall promptly deliver the so audited Accounts to the Buyer.

10. COMPLETION
10.1

The Completion Date shall occur within [***] after all of the Conditions have been satisfied or waived, unless agreed otherwise in writing between the Parties.  Completion shall take place on the Completion Date at 10 am (CET) at Notary’s offices in Amsterdam, the Netherlands and at the offices of the Buyer’s Cypriot Counsel in Nicosia or at such other place(s), date, and time as may be agreed between the Parties in writing.

10.2	At Completion:
10.2.1	the Seller shall do, or procure the carrying out of, each of those things listed as its obligations in Error! Reference source not found. (Completion Arrangements); and
10.2.2	the Buyer shall do, or procure the carrying out of, each of those things listed as its obligations in Error! Reference source not found. (Completion Arrangements).
10.3

Completion shall not be deemed to have occurred for any purpose until all of the actions and steps listed in Part A, Part B, Part C and Part D of Error! Reference source not found.  (Completion Arrangements) shall have been completed or waivers of the relevant actions or steps are given by the Party(ies) entitled to the benefit of the performance of such actions or steps.

10.4

Pending Completion, any items delivered or payments made by a Party pursuant to Part A, Part B, Part C or Part D of Error! Reference source not found.  (Completion Arrangements) shall be held on trust for the benefit of such Party by the recipient of the item or payment.

10.5

If any Party fails or is unable to comply with any of its obligations under Clause 10.2 or Part A, Part B, Part C or Part D of Error! Reference source not found.  (Completion Arrangements) on the date on which Completion is specified to take place pursuant to this Agreement, the Buyer (in case of a failure to comply by the Seller) or the Seller (in case of a failure to comply by the Buyer) shall not be obligated to complete this Agreement and may, in each case without prejudice to all other rights and remedies in relation to such failure to comply (and whether or not such failure would constitute a repudiatory breach of this Agreement):

10.5.1	postpone Completion to another time and date; or

10.5.2	proceed to Completion so far as practicable; or
10.5.3	terminate this Agreement by notice in writing to the defaulting Party.
10.6

If Completion is postponed under Clause 10.5.1, this Clause 10  (Completion) shall apply (and the Seller and the Buyer shall be obliged to perform their respective obligations under this Clause 10  (Completion) (but without prejudice to the non-defaulting Party’s rights in relation to the prior breach by the defaulting Party)) as if the time and date notified by the non-defaulting Party under Clause 10.5.1 was the time and date scheduled for Completion.

10.7	If the Agreement is terminated in accordance with Clause 10.5.3 (and without limiting the non-defaulting Party’s right to claim damages), the provisions of Clause 22.12 shall apply.
11. SELLER WARRANTIES AND INDEMNITIES
11.1

Subject to Clauses 11.8 and 22.7  (Assignment, Etc.), the Seller warrants to the Buyer that each of the Seller Warranties is true and accurate on the date of this Agreement (save for the Seller Warranties set out in paragraphs 1.2, 1.6, 1.12.2, 6 (other than sub-paragraphs 6.3 and 6.5), 7, 8.3, 16.3 and 17.3 which are given only as of the Completion Date) and shall remain true and accurate on the Completion Date as if they had been repeated immediately before Completion by reference to the facts and circumstances then existing at Completion and on the basis that any express or implied reference in the Seller Warranties to the date of this Agreement is substituted by an express or implied reference to the Completion Date.

11.2

Where any statement in any Seller Warranty is qualified as being made “as far as the Seller is aware” or any similar expression, such Seller Warranty shall, unless otherwise stated, be deemed to refer to the knowledge of (i) [***], (ii) each of the general directors of each Key Former Group Company, (iii) [***], (iv) [***], and (v) [***] , each of whom shall be deemed to have knowledge of such matters as they would have discovered, had they made all due and reasonable enquiries.

11.3	Each of the paragraphs in Error! Reference source not found. (Seller Warranties):
11.3.1	shall be construed as a separate and independent warranty; and
11.3.2

unless expressly provided in this Agreement, shall not be limited by reference to any other paragraph in Error! Reference source not found.  (Seller Warranties) or by any other provision of this Agreement, and the Buyer shall have a separate Claim and right of action in respect of every breach of a Seller Warranty.

11.4	The Seller Warranties shall not be extinguished or affected by Completion.
11.5

The Seller hereby: (a) waives any right or claim which it may have against any Company Related Person (except, in the case of a Company Related Person who is a Director, officer or Employee, in the case of fraud) in respect of any misrepresentation or error in, or omission from, any information or opinion supplied or given by such Company Related Person in the course of providing any information or responses to any Buyer Related Person, negotiating this Agreement (or any document referred to in, or ancillary to, this Agreement) or of the preparation of the Initial Disclosure Letter or the Supplementary Disclosure Letter; (b) irrevocably and unconditionally releases any Company Related Person (except, in the case of each such Company Related Person who is a Director, officer or Employee, in the case of fraud) from any liability arising from any such misrepresentation, error or omission; and (c) agrees that any such right or claim shall not constitute a defence to any Claim by the Buyer under or in relation to this Agreement.  Each Company Related Person may enforce the terms of this Clause 11.5 in accordance with the Contracts (Rights of Third Parties) Act 1999, provided that, as a condition precedent thereto, any such Company Related Person shall:

11.5.1	obtain the prior written consent of the Buyer; and
11.5.2	not be entitled to assign its rights under this Clause 11.5.
11.6	Subject to Clause 11.8:
11.6.1

the Seller shall not be liable for any Warranty Claim or a Claim under any Tax Warranty to the extent that the facts, matters or circumstances giving rise to such Warranty Claim or such Claim under any Tax Warranty were within the actual knowledge of any member of the Buyer’s Deal Team as at the date of this Agreement; and

11.6.2

subject to Clause 11.6.1, the Buyer shall be entitled to make a Warranty Claim or a Claim under any Tax Warranty whether or not the Buyer and/or any Buyer Related Person (other than the Buyer’s Deal Team in respect of their actual knowledge) had knowledge (whether actual, constructive, implied or imputed) of the matter giving rise to the Claim or right before the date of this Agreement and/or Completion and the Buyer’s right or ability to make any such Claim shall not be affected or limited, and the amount recoverable shall not be reduced, on the grounds that the Buyer and/or any Buyer Related Person (other than the Buyer’s Deal Team in respect of their actual knowledge) may, before the date of this Agreement and/or Completion, have had actual, constructive, implied or imputed knowledge of the matter giving rise to a Warranty Claim or a Claim under any Tax Warranty.

11.7

The Buyer acknowledges and agrees that the Seller gives no warranty, representation or undertaking as to the accuracy or completeness of any information that is in the nature of forecasts, estimates, projections, statements of intent or statements of opinion provided to the Buyer or any of its advisers or agents (howsoever and whensoever provided).

11.8

The Seller shall not be liable in respect of any Warranty Claim or any Claim under a Tax Warranty to the extent that the facts and circumstances giving rise to such Claim are Disclosed in the Initial Disclosure Letter or, subject to Clause 11.10.3, the Supplementary Disclosure Letter (if any).

11.9	Notification
11.9.1	If, after the date of this Agreement:
(a)

the Seller becomes aware that any of the Seller Warranties, a Claim in respect of which would likely involve damages to the Buyer and any of the Group Companies exceeding the Minimum Claim Amount in the reasonable opinion of the Seller, was untrue or inaccurate as of the date of this Agreement; or

(b)

any event occurs or matter arises of which the Seller becomes aware which would cause any Seller Warranty, a Claim in respect of which would likely involve damages to the Buyer and any of the Group Companies exceeding the Minimum Claim Amount in the reasonable opinion of the Seller, to become untrue or inaccurate at Completion, the Seller shall notify the Buyer in writing as soon as practicable and in any event prior to Completion setting out details of the relevant matter.

11.9.2	Any notification pursuant to Clause 11.9.1 shall not operate as a Disclosure or prejudice any Warranty Claim or a Claim under any Tax Warranty.
11.10	Supplementary Disclosure
11.10.1

The Seller may deliver to the Buyer, at any time between the date of this Agreement and the day falling not less than three  (3) Business Days prior to the Completion Date, one further disclosure letter together with the Disclosure Bundle (the “Supplementary Disclosure Letter”), substantially in the same form as the Initial Disclosure Letter, Disclosing any facts, matters or circumstances that would otherwise render any of the Seller Warranties untrue or inaccurate as at the Completion Date which facts, matters or circumstances have occurred:

(a)	in respect of the Seller Warranties set out in paragraph 16.3 of Error! Reference source not found. (Seller Warranties), both before and after the date of this Agreement; and
(b)	in respect of all other Seller Warranties, only after the date of this Agreement

(the “Permitted Supplementary Disclosure”).  The Parties understand and agree that the first draft of the Supplementary Disclosure Letter (if any) shall be delivered to the Buyer not later than ten (10) Business Days prior to the Completion Date.

11.10.2

If any fact, matter or circumstance Disclosed in the Supplementary Disclosure Letter (if any) would, but for such Disclosure, result in a material breach of any of the Seller Warranties other than the Fundamental Warranties given by the Seller as at Completion (with “materiality” of a breach being determined in accordance with Clause 8.1.9) or a breach of any Fundamental Warranty, then the Buyer shall have the right to treat the Condition set out in Clause 8.1.9 as not being satisfied.

11.10.3	The Buyer’s right to claim for breach of any Seller Warranty shall not be prejudiced by:
(a)

any fact, matter or circumstance contained or referred to in the Supplementary Disclosure Letter to the extent that such fact, matter or circumstance does not constitute a Permitted Supplementary Disclosure; and/or

(b)	any fact, matter or circumstance contained or referred to in any purported disclosure letter submitted after the applicable deadline provided for in Clause 11.10.1.
11.11	Indemnities

Notwithstanding any other provision of this Agreement, the Seller shall (so far as possible by way of adjustment to the consideration for the sale of the Sale Shares) on demand indemnify in full and hold harmless the Buyer and each other Indemnified Person against, and covenants to pay to the Buyer and each other Indemnified Person an amount equal to, all Losses suffered or incurred by the Buyer or any other Indemnified Person arising, directly or indirectly, out of or in connection with any of the following matters:

11.11.1

any title defect with respect to any of the Sale Shares or any shares or participation interests in any Subsidiary (including any Encumbrance over the Sale Shares or over any shares or participation interests in any of the Subsidiaries), as the result of or in connection with any event, fact, circumstance, or action taking place prior to the Completion Date, inter alia, as the result of or in connection with:

(a)	any failure to obtain spousal consents in connection with any acquisition of shares (participation interests) in any of the Group Companies;
(b)	any failure to obtain necessary corporate approvals in connection with any acquisition or transfer of shares (participation interests) in any of the Group Companies;
(c)	any failure to comply with the pre-emptive rights in connection with any acquisition or transfer of shares (participation interests) in any of the Group Companies;
(d)

the acquisition of the Sale Shares by the Seller or any acquisitions of shares (participation interests) in Group Companies not having been validly carried out in accordance with Applicable Laws and Organisational Documents of Group Companies;

(e)	any aspect of formation or reorganisation of a Group Company not having been validly carried out in accordance with Applicable Laws; and/or
(f)	any aspect of the issue of Sale Shares or any shares or participation interests issues by any Group Company not having been validly carried out in accordance with the Applicable Laws,

in each case, prior to Completion (“Title Indemnity”);

11.11.2

(i) any failure to carry out the Restructuring in accordance with the agreed plan of the Restructuring set out in Error! Reference source not found.  (Restructuring), and/or (ii) any Third Party Claims in connection with the Restructuring, including where they arise out of a failure to comply with Applicable Law (“Restructuring Indemnity”);

11.11.3

any loss of the Intellectual Property Rights in Rutaxi Platform, whether in whole or in part, as the result of or in connection with any event, fact, circumstance, or action taking place prior to the Completion Date, including as the result of the Restructuring (the “IP Indemnity”);

11.11.4

any claim in respect of an unlawful use of any rights in any computer software against any Group Company as the result of or in connection with any event, fact, circumstance, or action taking place prior to the Integration Completion Date (the “IT Licences Indemnity”); provided,  however, that if prior to Completion the Seller procures that the Group Companies acquire the Agreed Software Licences pursuant to Clause 17.10.1, such IT Licences Indemnity shall only apply to any claim in respect of an unlawful use of any rights in any computer software against any Group Company as the result of or in connection with any event, fact, circumstance, or action taking place prior to the Completion Date,

11.11.5

(i) any telecommunication services agreement between the relevant service provider and the relevant Group Company in respect of any Promotional Phone Number, (ii) any assignment agreement between Teleon, relevant service provider and Fasten

Rus in respect of any Fasten Phone Number, (iii) any assignment agreement between Teleon, relevant service provider and any relevant Former Group Company in respect of any Transferred Phone Number, or (iv) any assignment agreement between Teleon, relevant service provider and any relevant Former Group Company in respect of any Short Indices, as applicable (each, a “Telephone Number Agreement”):

(a)

is avoided, rescinded, repudiated, prematurely terminated (whether as a result of this Agreement, the sale of the Sale Shares, a breach by such Group Company, Fasten Rus, or any other relevant Former Group Company, event of default or other termination right under such Telephone Number Agreement), or

(b)	is declared to be invalid, or
(c)	the service provider imposes any additional obligation on any Group Company, Fasten Rus, or such other Former Group Company,

in case of each of (a), (b) and (c) as a result of or in connection with any event, fact, circumstance or action prior to the Completion Date;

11.11.6

any claim in respect of any material breach, material misappropriation, or material unauthorized disclosure, intrusion, access, use or dissemination of any Personal Data by any person against any Group Company arising as a result of or in connection with any event, fact, circumstance or action prior to the Completion Date;

11.11.7

any claims, actions or proceedings by or on behalf of any Third Party having business dealings with Mr. Evgeny Lvov or any entities directly or indirectly owned or Controlled by Mr. Lvov in relation to business similar to the Business, to the extent such claims, actions or proceeding are against the Sale Shares, any Subsidiary Equity Interests, or any of the Consideration Shares and arise as a result of or in connection with any event, fact, circumstance or action relating to such business dealings prior to the Completion Date; or

11.11.8

(i) any fines imposed by a Governmental Authority prior to Completion and outstanding as of Completion and any fines imposed by a Governmental Authority as the result of an audit initiated by such Governmental Authority within twenty-four (24) months of the Completion Date, in each case in connection with any Group Company’s non-compliance with the requirements of Applicable Law relating to the employment of any Employees of such Group Company, provided that with respect to audits initiated after the 12-month anniversary of the Completion Date, the indemnity in this clause (i) shall apply only to any fines imposed as the result of or in connection with any event, fact, circumstance, or action taking place prior to the Completion Date; and (ii) any costs incurred by the Buyer or the Group Companies in taking remedial actions mandated by a formal act, notice, or requirement issued by a Governmental Authority in relation to compliance with the requirements of Applicable Law relating to the employment of any Employees of the Group Companies, where such act, notice or requirement is issued as the result of an audit by such Governmental Authority initiated within twenty-four (24) months of the Completion Date, provided that with respect to audits initiated after the 12-month anniversary of the Completion Date, the indemnity in this clause (ii) shall apply only to remedial actions in relation to non-compliance with the requirements of Applicable Law relating to the employment of any Employees of the Group Companies prior to the Completion Date (the “Labour Indemnity”).

11.12

All amounts due under Clause 11.11 shall be paid by the Seller to an Indemnified Person in full, without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax required by Applicable Law). If any deductions or withholdings are required by Applicable Law to be made from any of the sums payable under Clause 11.11, the Seller shall pay to such Indemnified Person any sum as will, after the deduction or withholding is made, leave such Indemnified Person with the same amount as it would have been entitled to receive without that deduction or withholding.

12. BUYER WARRANTIES
12.1

The Buyer warrants to the Seller that each of the Buyer Warranties is true and accurate on the date of this Agreement and shall be true and accurate on the Completion Date as if they had been repeated immediately before Completion by reference to the facts and circumstances then existing at Completion and on the basis that any express or implied reference in the Buyer Warranties to the date of this Agreement is substituted by an express or implied reference to the Completion Date.

12.2	Each of the paragraphs in Error! Reference source not found. (Buyer Warranties):
12.2.1	shall be construed as a separate and independent warranty; and
12.2.2

unless expressly provided in this Agreement, shall not be limited by reference to any other paragraph in Error! Reference source not found.  (Buyer Warranties) or by any other provision of this Agreement.

12.3	The Buyer Warranties shall not be extinguished or affected by Completion.
12.4
12.4.1

The Buyer shall not be liable for any Seller Claim under a Buyer’s Warranty to the extent that the facts, matters or circumstances giving rise to the breach of such Seller Claim were within the actual knowledge of the Seller’s Deal Team as at the date of this Agreement; and

12.4.2

Subject to Clause 12.4.1, the Seller shall be entitled to make a Seller Claim under a Buyer’s Warranty whether or not the Seller and/or any Seller Related Entity (other than the Seller’s Deal Team  in respect of their actual knowledge) had knowledge (whether actual, constructive, implied or imputed) of the matter giving rise to such Seller Claim or right before the date of this Agreement and/or Completion and the Seller’s right or ability to make any such Seller Claim shall not be affected or limited, and the amount recoverable shall not be reduced, on the grounds that the Seller and/or any Seller Related Entity (other than the Seller’s Deal Team in respect of their actual knowledge) may, before the date of this Agreement and/or Completion, have had actual, constructive, implied or imputed knowledge of the matter giving rise to such Seller Claim.

12.5

The Seller acknowledges and agrees that the Buyer gives no warranty, representation or undertaking as to the accuracy or completeness of any information that is in the nature of forecasts, estimates, projections, statements of intent or statements of opinion provided to the Seller or any of its advisers or agents (howsoever and whensoever provided).

12.6	Notification
12.6.1	If, after the date of this Agreement:

(a)

the Buyer becomes aware that any of the Buyer Warranties, a Seller Claim in respect of which would likely involve damages to the Seller exceeding the Minimum Claim Amount in the reasonable opinion of the Buyer, was untrue or inaccurate as of the signing of this Agreement; or

(b)

any event occurs or matter arises of which the Buyer becomes aware which will cause any Buyer Warranty, a Seller Claim in respect of which would likely involve damages to the Seller exceeding the Minimum Claim Amount in the reasonable opinion of the Buyer, to become untrue or inaccurate at Completion, the Buyer shall notify the Seller in writing as soon as practicable and in any event prior to Completion setting out details of the relevant matter.

13. LIMITATION OF THE SELLER’S LIABILITY
13.1	Time Limitation for Claims
13.1.1

If the Buyer becomes aware of any potential Claim, the Buyer shall as soon as reasonably practicable give a notice of the Claim in writing to the Seller specifying the matters set out in Clause 14.1. Subject to Clause 13.1.2, failure to give any notice under this Clause will in no way prejudice the Buyer’s ability to bring a Claim except that the Seller shall not be liable for such Claim to the extent that its liability under such Claim has arisen or increased as a result of such failure.

13.1.2	The Seller shall not be liable for any Claim unless a notice of the Claim is given by the Buyer to the Seller specifying the matters set out in Clause 14.1:
(a)	in respect of any Claim for breach of any Fundamental Warranty, [***] following the Completion Date;
(b)

in respect of any Tax Claim, the last date of the period which is [***] after the Completion Date provided that if upon expiry of such period a Tax Audit of any Group Company in respect of a period prior to Completion has been notified or is ongoing then such time period shall be extended to amount to [***] after the Completion Date;

(c)	in respect of a Claim under the Title Indemnity, [***] following the Completion Date;
(d)	in respect of any Indemnity Claim (other than a Claim under the Tax Indemnity or Title Indemnity), [***] following the Completion Date;
(e)	in respect of any other Claim, [***] following the Completion Date.
13.1.3

The Seller shall not be liable for any Claim (that has not been previously satisfied or settled between the Seller and the Buyer or withdrawn by the Buyer) unless the Buyer issues and serves legal proceedings on the Seller in respect of such Claim within [***] of the date on which the Buyer notified the Seller of the Claim  in accordance with Clause 13.1.1.  In respect of a Claim referred to in Clause 13.10, such legal action need not be brought until [***] after the first of the loss becoming ascertainable or ceasing to be contingent.

13.2	Minimum Claims

13.2.1

The Seller shall not be liable for any individual Warranty Claim or a Claim under a Tax Warranty (or a series of such Claims arising from substantially identical facts or circumstances) where the liability Determined for any such Claim or series of such Claims does not exceed [***] (the “Minimum Claim Amount”).

13.2.2

Subject to the threshold set out in Clause 13.3.1, where the liability Determined in respect of any such Warranty Claim or a Claim under a Tax Warranty or series of such Claims exceeds the Minimum Claim Amount, the Seller shall be liable for the amount of such Claim or series of such Claims as Determined and not just the excess.

13.3	Aggregate Minimum Claims
13.3.1

The Seller shall not be liable for any individual Warranty Claim or a Claim under a Tax Warranty unless the aggregate amount of all Claims which satisfy the Minimum Claim Amount and for which the Seller would be liable in the absence of this Clause 13.3.1, exceeds [***].

13.3.2

Where the liability Determined in respect of all Claims which satisfy the Minimum Claim Amount exceeds [***], the Seller shall be liable for the aggregate amount of all such Claims as Determined and not just the excess.

13.4	Maximum Liability
13.4.1	The aggregate liability of the Seller for:
(a)	all Claims shall not exceed [***];
(b)	all Tax Claims shall not exceed [***];
(c)	all IP Claims shall not exceed [***];
(d)	all Title Claims shall not exceed [***];
(e)	all Indemnity Claims under the Labour Indemnity shall not exceed [***];
(f)

all Claims, other than: (i) Fundamental Claims, (ii) Tax Claims, (iii) IP Claims, (iv) Title Claims, (v) Indemnity Claims under the Labour Indemnity, and (vi) Claims under Clause 5  (Completion Consideration; Adjustment), shall not exceed [***].

13.5	Matters Arising Subsequent to this Agreement

The Seller shall not be liable for any Warranty Claim or a Claim under a Tax Warranty to the extent that such Claim has arisen or is increased as a result of:

13.5.1	any matter or thing done or omitted to be done pursuant to and in compliance with a Transaction Document or otherwise at the request in writing or with the approval in writing of the Buyer;
13.5.2	any act, omission or transaction of the Buyer or other Buyer Immediate Group Company done, committed or effected:
(a)	in the knowledge that such act, omission or transaction might give rise to, or increase the extent of, such Claim or in circumstances where such Claim was reasonably foreseeable as a result of such act, omission or transaction; or
(b)	otherwise than in order to comply with Applicable Law or pursuant to a legally binding commitment to which any Group Company or a Buyer Group Company is subject on or before Completion;
13.5.3	a breach of any Transaction Document by a Buyer Group Company that is a party to such Transaction Document;
13.5.4

the passing of, or any change in, after the date of this Agreement, any law, rule or regulation of any Governmental Authority not actually (or prospectively) in effect at the date of this Agreement including any law, rule or regulation passed after the date of this Agreement but taking effect retrospectively;

13.5.5	a change after the date of this Agreement in the interpretation or administration of any law, rule or regulation by any Governmental Authority;
13.5.6	any change in accounting policy, principles, methods, bases or practice of any Buyer Group Company or Group Company introduced or having effect after Completion; or
13.5.7	any change in financial reporting standards introduced or having effect after the date of this Agreement.
13.6	No Double Recovery and no Double Counting

No Party may recover for breach of or under this Agreement or otherwise more than once in respect of the same Loss suffered or amount for which the Party is otherwise entitled to claim (or part of such Loss or amount), and no amount (or part of any amount) shall be taken into account, set off or credited more than once for breach of or under this Agreement or otherwise, with the intent that there will be no double counting for breach of or under this Agreement or otherwise.

13.7	Mitigation of Losses

Nothing in this Agreement impairs any Party’s common law duty of mitigation. The Buyer shall use reasonable endeavours to mitigate any Losses, costs or liabilities suffered or incurred by it, any other member of the Buyer’s Group or, following Completion, any Group Company in consequence of any fact, matter, event or circumstances giving rise to a Warranty Claim.

13.8	Fraud

None of the limitations contained in this Clause 13 shall apply to the extent a liability arises or is increased as a result of fraud or fraudulent misrepresentation by the Seller, the directors of the Seller or [***].

13.9	Matters Capable of Remedy

To the extent that the subject matter of a Claim is capable of remedy, the Seller will not be liable in respect of that Claim to the extent that it remedies the relevant breach without a loss, cost or liability to the Buyer or any Group Company within [***] following notification of a Claim by the Buyer to the Seller under Clause 13.1.1.

13.10	Contingent or Non-quantifiable Claims

The Seller shall not be liable in respect of any Claim to the extent that such Claim is based upon a liability which is contingent only or is otherwise not capable of being quantified unless and until such liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be, and is due and payable; provided that this Clause 13.10 shall not operate to avoid a Claim made in respect of a contingent or unquantifiable liability of which notice is given by the Buyer under Clause 13.1.1 within the applicable time limits specified in Clause 13.1.2 if the notice of such Claim has been given (together with such material details relating to that Claim of which the Buyer shall be aware when giving it) before the expiry of the relevant period (even if such liability does not become an actual or quantifiable liability, as the case may be, until after the expiry of such period).

13.11	Recovery from Third Parties

Where, following the Completion Date, the Buyer or any Group Company is entitled to recover from any Third Party an amount (the “Recovery Amount”) in respect of any matter or event which gives rise to a Warranty Claim or an Indemnity Claim (including under any insurance policy):

13.11.1	the Buyer shall not be restricted from pursuing that Warranty Claim or Indemnity Claim or any other Claim in relation to the same subject matter against the Seller;
13.11.2

the Buyer shall notify the Seller of such entitlement as soon as reasonably practicable, unless the disclosure of such entitlement would cause the Buyer or any Group Company to breach a confidentiality obligation;

13.11.3

if the Third Party in question is an insurance company, the Buyer shall, or shall cause the relevant Group Company to, take all reasonable actions to recover the Recovery Amount from such insurance company under such Group Company’s insurance policy, and keep the Seller reasonably informed of the progress of such recovery, unless the provision of such information would cause the Buyer or any Group Company to breach a confidentiality obligation;

13.11.4	if the Third Party in question is not an insurance company, the Buyer shall assign its claim against such Third Party to the Seller only if all of the following conditions are satisfied:
(a)	the Seller pays and settles in full to the Buyer the amount of such Warranty Claim or such Indemnity Claim before the Buyer so assigns its claim against such Third Party to the Seller;
(b)	the Buyer’s claim against such Third Party is capable of being assigned (including by virtue of a provision allowing such assignment in a contract or arrangement with such Third Party); and
(c)	such assignment does not prejudice legitimate business interests of the Buyer,

provided that if the Buyer refuses to assign the claim against such Third Party to the Seller on the basis set out in Clause 13.11.4(c), it shall provide the Seller with an explanation of what legitimate interests of the Buyer may be prejudiced by such assignment.

13.11.5	in the event the Buyer does not assign its claim against a Third Party by operation of Clause 13.11.3 or Clause 13.11.4:

(a)

any sum recovered by the Buyer from the Third Party (the “Recovered Amount”) before Determination of the Warranty Claim or Indemnity Claim (less any costs and expenses incurred by the Buyer or such Group Company in recovering the Recovered Amount and any Taxation attributable to or suffered in respect of the Recovered Amount), will reduce the amount of such Claim by an equivalent amount; and

(b)

if recovery of the Recovered Amount is delayed until after such Claim has been satisfied by the Seller, the Buyer shall repay to the Seller the amount so recovered (less any costs and expenses incurred by the Buyer or such Group Company in recovering the Recovered Amount and any Taxation attributable to or suffered in respect of the Recovered Amount) up to the amount of such Claim satisfied by the Seller.

13.12	Indirect Losses

The Seller shall not be liable under or in connection with this Agreement (including pursuant to or under an Indemnity Claim) in respect of any indirect or consequential losses, any punitive or exemplary damages, in each case whether due to a breach of contract, breach of warranty, gross negligence, negligence or otherwise, whether actual or prospective.

13.13	General
13.13.1	Until Completion has taken place in accordance with the terms and conditions of this Agreement:
(a)	the Buyer may not make any Warranty Claim or Indemnity Claim; and
(b)	the Seller shall not be subject to any liability under any Warranty Claim or Indemnity Claim.
13.13.2	The Buyer confirms that, as of the date of this Agreement, it is not aware of any matter that constitutes a breach of this Agreement or which entitles it to make a Claim.
14. CLAIMS
14.1	Notification of Claims

Notice of any Claim for breach of or under this Agreement shall be given by the Buyer to the Seller as contemplated under Clause 13.1.1 and within the time limits specified in Clause 13.1.2 and shall specify in reasonable detail the legal and factual basis of the Claim and setting out (to the extent possible) the Buyer’s reasonable estimate of the amount of losses, costs and liabilities which is, or is to be, the subject of the Claim (including any losses which are contingent on the occurrence of any future event).

14.2	Conduct of Third Party Claims
14.2.1

If the CEO of the Buyer or, following [***] after their appointment, the chief legal officer of the Buyer becomes aware of a claim in writing by a Third Party other than a Third Party Tax Claim (the “Third Party Claim”) which might be reasonably expected to result in a Warranty Claim or Indemnity Claim being made, the Buyer shall:

(a)

give the Seller written notice of such Third Party Claim as soon as reasonably practicable (and in any event within [***] of the CEO of the Buyer or the chief legal officer of the Buyer (to the extent it occurs following [***] after their appointment) becoming aware of such written Third Party Claim together with relevant documentation and information actually available to the Buyer in relation thereto as at the date of such notice; provided that any such notice shall not be deemed to constitute a notice under Clause 13.1.1 unless the Buyer otherwise specifies;

(b)

consult with the Seller as to the manner in which such Third Party Claim might be avoided, resolved or compromised, giving all reasonable weight and consideration to proposals for the same made by the Seller; and

(c)

subject to consultation and the provision of information to the Seller set out in this Clause 14.2 above, retain conduct of such Third Party Claim and act reasonably and in good faith in taking such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest Third Party Claim (including making counterclaims or other claims against third parties).

14.2.2

If the Buyer would be entitled to make a Warranty Claim or Indemnity Claim as a result of, or in connection with, a Third Party Claim, then the Buyer shall not, and shall procure that no other member of the Buyer’s Group shall, admit liability in respect of such Third Party Claim, and shall procure that such Third Party Claim shall not be compromised, disposed of or settled without:

(a)

the Buyer giving written notice to the Seller of the intention to admit, compromise, dispose or settle such Third Party Claim, such notice to contain reasonable details of such Third Party Claim to the extent not already provided to the Seller in accordance with Clause 14.2.1(a);

(b)	the Buyer promptly providing such further details of the Third Party Claim as may be reasonably requested by the Seller for the purposes of developing proposals referred to in Clause 14.2.2(c); and
(c)

the Buyer giving all reasonable weight and consideration to proposals of the Seller with respect to such Third Party Claim which may be provided by the Seller within [***] from receipt of the notice referred to in Clause 14.2.2(a) or such shorter period as the Buyer may notify to the Seller as is required to comply with a procedural order or the rules of procedure of a court or arbitral tribunal considering such Third Party Claim.

15. LIMITATION OF THE BUYER’S LIABILITY
15.1	Time Limitation for Seller Claims
15.1.1

If the Seller becomes aware of any potential Seller Claim or a Seller Consideration Claim, the Seller shall as soon as reasonably practicable give a notice of the Seller Claim or the Seller Consideration Claim, as the case may be, in writing to the Buyer specifying in reasonable detail the legal and factual basis of the Seller Claim (or the Seller Consideration Claim, as applicable) and setting out (to the extent possible) the Seller’s reasonable estimate of the amount of losses, costs and liabilities which is, or is to be, the subject of the Seller Claim or the Seller Consideration Claim, as applicable (including any losses which are contingent on the occurrence of any future event). Subject to Clause 15.1.2, failure to give any notice under this Clause will in no way prejudice the Seller’s ability to bring such Seller Claim or such Seller Consideration Claim except that the Buyer shall not be liable for such Seller Claim or such Seller Consideration Claim, as the case may be, to the extent that its liability under such Seller Claim or such Seller Consideration Claim, as applicable, has arisen or increased as a result of such failure.

15.1.2	The Buyer shall not be liable for any claim by the Seller unless a notice of such claim is given by the Seller to the Buyer specifying the matters set out in Clause 15.1.1:
(a)	in respect of any Seller Claim for breach of any Buyer Warranty set out in paragraphs 1, 2, and 3 of Error! Reference source not found. (Buyer Warranties), [***] following the Completion Date;
(b)	in respect of any other Seller Claim, [***] following the Completion Date; and
(c)	in respect of any Seller Consideration Claim, [***] following the Integration Settlement Date.
15.1.3

The Buyer shall not be liable for any Seller Claim or any Seller Consideration Claim (that has not been previously satisfied or settled between the Buyer and the Seller or withdrawn by the Seller) unless the Seller issues and serves legal proceedings on the Buyer in respect of such Seller Claim or such Seller Consideration Claim, as the case may be, within [***] of the date on which the Seller notified the Buyer of the Seller Claim  or the Seller Consideration Claim, as applicable, in accordance with Clause 15.1.1.  In respect of a Seller Claim or a Seller Consideration Claim referred to in Clause 15.9, such legal action need not be brought until [***] after the first of the loss becoming ascertainable or ceasing to be contingent.

15.2	Minimum Seller Claims
15.2.1

The Buyer shall not be liable for any individual Seller Claim under a Buyer Warranty (or a series of such Seller Claims arising from substantially identical facts or circumstances) where the liability Determined for any such Seller Claim or series of such Seller Claims does not exceed [***].

15.2.2

Subject to the threshold set out in Clause 15.3.1, where the liability Determined in respect of any such Seller Claim under a Buyer Warranty or series of such Seller Claims exceeds [***], the Buyer shall be liable for the amount of such Seller Claim or series of such Seller Claims as Determined and not just the excess.

15.3	Aggregate Minimum Seller Claims
15.3.1

The Buyer shall not be liable for any individual Seller Claim under a Buyer Warranty unless the aggregate amount of all Seller Claims which satisfy [***] and for which the Buyer would be liable in the absence of this Clause 15.3.1, exceeds [***].

15.3.2

Where the liability Determined in respect of all Seller Claims which satisfy [***] exceeds [***], the Buyer shall be liable for the aggregate amount of all such Seller Claims as Determined and not just the excess.

15.4	Maximum Liability

The aggregate liability of the Buyer in respect of:

15.4.1	all Seller Claims shall not exceed the aggregate amount of [***] (the “Buyer Liability Cap”);
15.4.2	all Seller Claims, other than Seller Claims for breach of any Buyer Warranty set out in paragraphs 1, 2, and 3 of Error! Reference source not found. (Buyer Warranties) shall not exceed [***]; and
15.4.3	all Seller Consideration Claims shall not exceed the aggregate amount of [***].
15.5	Matters Arising Subsequent to this Agreement

The Buyer shall not be liable for any Seller Claim to the extent that such Seller Claim has arisen or is increased as a result of:

15.5.1	any matter or thing done or omitted to be done pursuant to and in compliance with a Transaction Document or otherwise at the request in writing or with the approval in writing of the Seller;
15.5.2	any act, omission or transaction of the Seller or other Seller Group Company done, committed or effected:
(a)

in the knowledge that such act, omission or transaction might give rise to, or increase the extent of, such Seller Claim or in circumstances where such Seller Claim was reasonably foreseeable as a result of such act, omission or transaction;

(b)	otherwise than in order to comply with Applicable Law or pursuant to a legally binding commitment to which any Group Company or the Seller Group Company is subject on or before Completion;
(c)	a breach of any Transaction Document by a Seller Group Company that is a party to such Transaction Document;
(d)

the passing of, or any change in, after the date of this Agreement, any law, rule or regulation of any Governmental Authority not actually (or prospectively) in effect at the date of this Agreement including any law, rule or regulation passed after the date of this Agreement but taking effect retrospectively;

(e)	a change after the date of this Agreement in the interpretation or administration of any law, rule or regulation by any Governmental Authority;
(f)	any change in accounting policy, principles, methods, bases or practice of any Seller Group Company introduced or having effect after Completion; or
(g)	any change in generally accepted accounting practices or financial reporting standards introduced or having effect after the date of this Agreement.
15.6	Allowances, Provisions or Reserves

15.6.1

The Buyer shall not be liable for any Seller Claim under a Buyer Warranty to the extent that a specific and proper allowance, provision or reserve has been made in the Buyer’s Accounts for the matter giving rise to such Seller Claim.

15.6.2

The Buyer shall not be liable in respect of any Seller Claim under a Buyer Warranty to the extent that any matter giving rise to the Seller Claim is specifically and properly included as a liability into the Buyer’s Accounts.

15.7	Fraud

None of the limitations contained in this Clause 15 shall apply to the extent a liability arises or is increased as a result of fraud or fraudulent misrepresentation by the Buyer.

15.8	Matters Capable of Remedy

To the extent that the subject matter of a Seller Claim or a Seller Consideration Claim is capable of remedy, the Buyer will not be liable in respect of that Seller Claim or that Seller Consideration Claim, as the case may be, to the extent that it remedies the relevant breach without a loss, cost or liability to the Seller within [***] following notification of a Seller Claim or a Seller Consideration Claim, as applicable, by the Seller to the Buyer under Clause 15.1.1.

15.9	Contingent or Non-quantifiable Claims

The Buyer shall not be liable in respect of any Seller Claim or a Seller Consideration Claim to the extent that such Seller Claim or such Seller Consideration Claim, as the case may be, is based upon a liability which is contingent only or is otherwise not capable of being quantified unless and until such liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be, and is due and payable; provided that this Clause 15.9 shall not operate to avoid a claim made by the Seller in respect of a contingent or unquantifiable liability of which notice is given by the Buyer under Clause 15.1.1 within the applicable time limits specified in Clause 15.1.2 if the notice of such Seller Claim or such Seller Consideration Claim, as applicable, has been given (together with such material details relating to that Seller Claim or that Seller Consideration Claim, as applicable, of which the Seller shall be aware when giving it) before the expiry of the relevant period (even if such liability does not become an actual or quantifiable liability, as the case may be, until after the expiry of such period).

15.10	Recovery from Third Parties

Where, following the Completion Date, the Seller or any Seller Group Company is entitled to recover from any Third Party an amount (the “Seller Recovery Amount”) in respect of any matter or event which gives rise to a Seller Claim under a Buyer Warranty (including under any insurance policy):

15.10.1	the Seller shall not be restricted from pursuing that Seller Claim or any other Seller Claim in relation to the same subject matter against the Buyer;
15.10.2

the Seller shall notify the Buyer of such entitlement as soon as reasonably practicable, unless the disclosure of such entitlement would cause the Seller or any Seller Group Company to breach a confidentiality obligation;

15.10.3

if the Third Party in question is an insurance company, the Seller shall (or shall cause the relevant Seller Group Company to take all reasonable actions to recover the Seller Recovery Amount from such insurance company under a relevant insurance policy, and keep the Buyer reasonably informed of the progress of such recovery, unless the provision of such information would cause the Seller or any Seller Group Company to breach a confidentiality obligation;
15.10.4	if the Third Party in question is not an insurance company, the Seller shall assign its claim against such Third Party to the Buyer only if all of the following conditions are satisfied:
(a)	the Buyer pays and settles in full to the Seller the amount of such Seller Claim under a Buyer Warranty before the Seller so assigns its claim against such Third Party to the Buyer;
(b)	the Seller’s claim against such Third Party is capable of being assigned (including by virtue of a provision allowing such assignment in a contract or arrangement with such Third Party); and
(c)	such assignment does not prejudice legitimate business interests of the Seller,

provided that if the Seller refuses to assign the claim against such Third Party to the Buyer on the basis set out in Clause 15.10.4(c), it shall provide the Seller with an explanation of what legitimate interests of the Buyer may be prejudiced by such assignment.

15.10.5	in the event the Seller does not assign its claim against a Third Party by operation of Clause 15.10.3 or Clause 15.10.4:
(a)

any sum recovered by the Seller from the Third Party (the “Seller Recovered Amount”) before Determination of the Seller Claim under a Buyer Warranty (less any costs and expenses incurred by the Seller or such Seller Group Company in recovering the Seller Recovered Amount and any Taxation attributable to or suffered in respect of the Seller Recovered Amount), will reduce the amount of such Seller Claim by an equivalent amount; and

(b)

If recovery of the Seller Recovered Amount is delayed until after such Seller Claim has been satisfied by the Buyer, the Seller shall repay to the Buyer the amount so recovered (less any costs and expenses incurred by the Seller or such Seller Group Company in recovering the Seller Recovered Amount and any Taxation attributable to or suffered in respect of the Seller Recovered Amount) up to the amount of such Seller Claim satisfied by the Buyer.

15.11	Indirect Losses
15.11.1

The Buyer shall not be liable under or in connection with this Agreement in respect of any indirect or consequential losses, any punitive or exemplary damages, in each case whether due to a breach of contract, breach of warranty, negligence or otherwise, whether actual or prospective.

15.12	General
15.12.1	Until Completion has taken place in accordance with the terms and conditions of this Agreement:
(a)	the Seller may not make any Seller Claim under a Buyer Warranty; and

(b)	the Buyer shall not be subject to any liability under any Seller Claim under a Buyer Warranty.
15.12.2

The Seller confirms that, as of the date of this Agreement, it is not aware of any matter that constitutes a breach of this Agreement or which entitles it to make a Seller Claim under a Buyer Warranty.

15.13	Conduct of Third Party Claims
15.13.1

If the CEO or chief legal officer of the Seller becomes aware of a written Third Party Claim which might be reasonably expected to result in a Seller Claim under a Buyer Warranty being made, the Seller shall:

(a)

give the Buyer written notice of such Third Party Claim as soon as reasonably practicable (and in any event within [***] of the CEO or chief legal officer of the Seller becoming aware of such written Third Party Claim together with relevant documentation and information actually available to the Seller in relation thereto as at the date of such notice; provided that any such notice shall not be deemed to constitute a notice under Clause 15.1.1 unless the Seller otherwise specifies;

(b)

consult with the Buyer as to the manner in which such Third Party Claim might be avoided, resolved or compromised, giving all reasonable weight and consideration to proposals for the same made by the Buyer; and

(c)

subject to consultation and the provision of information to the Buyer set out in this Clause 15.13.1 above, retain conduct of such Third Party Claim and act reasonably and in good faith in taking such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest Third Party Claim (including making counterclaims or other claims against third parties).

15.13.2

If the Seller would be entitled to make a Seller Claim under a Buyer Warranty as a result of, or in connection with, a Third Party Claim, then the Seller shall not, and shall procure that no other member of the Seller’s Group shall, admit liability in respect of such Third Party Claim, and shall procure that such Third Party Claim shall not be compromised, disposed of or settled without:

(a)

the Seller giving written notice to the Buyer of the intention to admit, compromise, dispose or settle such Third Party Claim, such notice to contain reasonable details of such Third Party Claim to the extent not already provided to the Seller in accordance with Clause 15.13.1(a);

(b)	the Seller promptly providing such further details of the Third Party Claim as may be reasonably requested by the Buyer for the purposes of developing proposals referred to in Clause 15.13.1(c); and
(c)

the Seller giving all reasonable weight and consideration to proposals of the Buyer with respect to such Third Party Claim which may be provided by the Buyer within [***] from receipt of the notice referred to in Clause 15.13.2(a) or such shorter period as the Seller may notify to the Buyer as is required to comply with a procedural order or the rules of procedure of a court or arbitral tribunal considering such Third Party Claim.

16. RESTRICTIVE COVENANTS
16.1	The Seller covenants with the Buyer and each Group Company that it shall not (and shall procure that no Seller Related Entity shall):
16.1.1	at any time during the period of [***] commencing on the Completion Date (the “Restricted Period”), directly or indirectly [***] (except as in accordance with Clause 16.3);
16.1.2	at any time during the Restricted Period:
(a)	directly or indirectly [***] (except as in accordance with Clause 16.3); or
(b)	consult with, advise or provide any other services for compensation to, [***], except as in accordance with Clause 16.3;
16.1.3	at any time during the Restricted Period, have any business dealings with, or solicit, entice or attempt to entice away, [***];
16.1.4	at any time during the Restricted Period:
(a)	[***] ; or
(b)	[***];

provided that the provisions of this Clause 16.1.4 shall not prevent any Seller Related Entity from placing a general advertisement for the recruitment of personnel or the engagement of any consultant and engaging any person as an Employee or consultant who responds to it.

16.1.5	at any time after Completion, engage in any trade or business or be associated with any person firm or company engaged in any trade or business, using:
(a)

the name “Vezet”, “Vezem”, “Rutaxi”, “Leader”, “Mini”, “Taxi Saturn”, “Red Taxi”, “Fasten”, “Везёт”, “Везем”, “Рутакси”, “Лидер”, “Мини”, “Такси Сатурн”, “Ред Такси”, “Фастен”, “Грандкортеж” or any name incorporating the words “Vezet”, “Vezem”, “Rutaxi”, “Leader”, “Mini”, “Taxi Saturn”, “Red Taxi”, “Fasten”, “Везёт”, “Везем” “Рутакси”, “Лидер”, “Мини”, “Такси Сатурн”, “Ред Такси”, “Фастен”, “Грандкортеж”;

(b)	any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by any Group Company in connection with the Business; or
(c)	anything which is, in the reasonable opinion of the Buyer, capable of confusion with the words, mark, name, design or logo referred to in Clauses 16.1.5(a) or 16.1.5(b);
16.1.6	at any time after Completion, present itself or permit itself to be presented as:
(a)	connected in any capacity with any Group Company; or
(b)	interested or concerned in any way in the Sale Shares (or any of them); or

16.1.7	at any time after Completion, do or say, write or publish or broadcast anything which may be harmful to the reputation of any Group Company.
16.2

The covenants in Clause 16.1 are intended for the benefit of, and shall be enforceable by, each of the Buyer and each Group Company and shall apply to actions carried out by the Seller (or any Seller Related Entity) in any capacity (including as shareholder, partner, director, principal, consultant, officer, agent, adviser or otherwise) and whether directly or indirectly, on its own behalf or on behalf of, or jointly with, any other person.

16.3

The restrictions set out in Clause 16.1 shall not prevent the Seller (or any Seller Related Entity) from operating, carrying on or engaging in the Vezet Dobro Business or GoLama Business as conducted as of the date of this Agreement in the territory of the Russian Federation only  (the “Current Excluded Businesses”); provided that:

16.3.1	the Seller and each relevant Seller Related Entity may use the following designations and trademark:
(a)	“Vezet Dobro”, “Везет Добро” and/or “Везёт Добро” designations; and
(b)	“Vezem Dobro”, “Везем Добро”, “Везём Добро” designations and/or trademark “Везём Добро” (registration No. 635992) ((a) and (b), together, the “Vezet Dobro Marks”),

in each case for purposes of the Current Excluded Businesses for [***] following Completion without registering such trademarks (or any other trademarks, words, marks, name, design or logo, which, in the reasonable opinion of the Buyer, are capable of confusion with such designations or trademarks), but otherwise the Seller and each Seller Related Entity shall comply with Clause 16.1.5 in respect of the Current Excluded Businesses. For the purposes of this Clause 16.3.1, the Buyer shall procure that, at the request of the Seller, a written consent to the use of the designations and/or trademark specifically mentioned in this Clause 16.3.1 is granted to the Seller or a Seller Related Entity as the case may be and that neither the Buyer nor any Buyer Group Company uses any of the Vezet Dobro Marks during [***]  period following Completion; and

16.3.2	neither the Seller, nor any Seller Related Entity may allow any [***] to directly or indirectly [***].
16.4	Nothing in Clause 16.1 shall prevent the Seller (or any Seller Related Entity) from:
16.4.1	holding for investment purposes only:
(a)	units of any authorised unit trust; or
(b)	not more than [***] of any class of shares or securities of any privately held company other than [***]; or
(c)	not more than [***] of any class of shares or securities of any company traded on a recognised investment exchange (within the meaning of the Financial Services and Markets Act 2000).
16.4.2	continuing
(a)	to operate the Business operated by the Seller and the Former Group Companies at the date of this Agreement during (i) the period between the date of this Agreement and Completion, (ii) the Integration Period and (iii) the shorter period of [***] following the Integration Period and the time necessary to wind down such Business after the Integration Period; or

(b)	to hold an equity interest in any Former Group Companies other than the Group Companies following Completion; or
(c)	complying with Applicable Law.
16.5

The provisions of Clause 16.1.4 shall lapse and cease to apply to any Restricted Person whose employment or engagement with the Company or any Group Company (or any other member of the Buyer’s Group) is terminated by, at the request or with the consent of the Company, the relevant Group Company or such other member of the Buyer’s Group, as applicable.

16.6

Each of the covenants in Clause 16.1 is a separate undertaking by the Seller and shall be enforceable by the Buyer and each Group Company separately and independently of their right to enforce any one or more of the other covenants contained in that Clause.

16.7

The Parties acknowledge that the Seller has confidential information relating to the Business and that the Buyer is entitled to protect the goodwill of the Business as a result of buying the Sale Shares. Accordingly, each of the covenants in Clause 16.1 is considered fair and reasonable by the Parties.

16.8

The Seller acknowledges that it has had the opportunity to take independent advice on the provisions of this Clause 16  (Restrictive Covenants).  While those provisions are considered by the Parties to be reasonable in all the circumstances, it is agreed that if any of those restrictions, by themselves or taken together, are adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Buyer but would be adjudged reasonable if part or parts of their wording were deleted or amended or qualified or the periods referred to were reduced or the range of products and/or services or area dealt with were reduced in scope, then the relevant restriction or restrictions shall apply with such modification or modifications as may be necessary to make it or them valid and effective.

16.9	The consideration for the covenants in Clause 16.1 is included in the Purchase Price.
16.10

Each Group Company may enforce the terms of this Clause 16  (Restrictive Covenants) in accordance with the Contracts (Rights of Third Parties) Act 1999, provided always that, as a condition thereto, any such Group Company shall:

16.10.1	obtain the prior written consent of the Buyer; and
16.10.2	not be entitled to assign its rights under this Clause 16 (Restrictive Covenants).
16.11

At any time after Completion, the Buyer shall not, and shall procure that none of the Buyer Group Companies shall, make an adverse statement or remark about the Seller or its shareholders to a third party.

17. COVENANTS AND UNDERTAKINGS
17.1	Prior to Completion, the Seller shall:
17.1.1

procure the repayment in full of all amounts owing (even if not due for repayment) to any Group Company by the Seller or any Seller Related Entity (other than any other Group Company), except for any amounts owing under the Surviving Agreements;

17.1.2

procure that all Guarantees or indemnities given by or binding on any Group Company in respect of or arising out of any liabilities (actual or contingent) of the Seller or any Seller Related Entity (other than any other Group Company) are fully and effectively released without cost to any Group Company or any member of the Buyer’s Group (and the Seller shall indemnify and keep indemnified the Buyer and each Group Company against all actions, proceedings, losses, costs, claims, damages, liabilities and expenses which the Buyer or any Group Company may suffer or incur in respect of any claim made under any such Guarantee or indemnity after Completion);

17.1.3

procure that all actions set out in Error! Reference source not found.  (DD Follow-Up Actions)  are fully performed by the Seller and/or any Group Company or the relevant Former Group Company, as applicable; and

17.1.4	use all reasonable efforts to perform or procure the performance of, all actions constituting the Restructuring.
17.2	Subject to Completion occurring, the Seller:
17.2.1	confirms, warrants and undertakes that at Completion:
(a)

neither it nor any Seller Related Entity will have any claim on any account whatsoever outstanding against any of the Directors, officers, Employees of any Group Company and that no agreement or arrangement will be outstanding under which any such person has any obligation of any kind to any Seller Related Entity; and

(b)	neither it nor any Seller Related Entity will have any claim on any account whatsoever outstanding against any Group Company; and
(c)

no agreement or arrangement will be outstanding under which any Group Company will have an obligation of any kind to any Seller Related Entity, other than claims and obligations under (i) the Local Services Agreements, (ii) trademark licences from the Group Companies to the Former Group Companies as listed in the principal terms of the Local Services Agreements set out in Error! Reference source not found.  (Principal Terms of the Local Services Agreements),  and (iii) the Related Party Agreements (agreements listed in sub-clauses (i) through (iii) above, collectively, the “Surviving Agreements”); and

17.2.2

except for the claims or obligations existing under the Surviving Agreements, to the extent that any such claim or obligation exists, irrevocably and unconditionally waives such claim or obligation and releases each Group Company and any such person (except, in the case of such Director, officer or Employee, in the case of fraud) from any liability whatsoever in respect of such claim or obligation.

17.3	The Seller shall, and shall procure that each Seller Related Entity shall, following Completion:
17.3.1

send to the Buyer all papers, books, accounts and other records relating wholly or predominantly to any Group Company in the possession or control of the Seller or Seller Related Entities and which are not kept at any of the Properties; provided that:

(a)	the Seller and the relevant Seller Related Entities may keep in their possession or control such papers, books, accounts and other records relating wholly or predominantly to any Group Company that are reasonably necessary to the Seller and the Former Group Companies to perform their respective obligations under Error! Reference source not found.  (Post-Completion Integration) (the “Integration Records”) for the duration of [***], provided that the Seller shall, and shall procure that the Seller Related Entities shall, upon request, promptly provide to the Buyer copies of the relevant Integration Records; and

(b)

following [***],  the Seller and the relevant Seller Related Entities shall send to the Buyer all Integration Records (except for those Integration Records which the Seller Related Entities are required to keep in accordance with Applicable Law, in respect of which the Seller shall send to the Buyer a copy thereof);

17.3.2

at all reasonable times during normal business hours and on reasonable advance notice, provide the Buyer and each Group Company, together with their Representatives, with access to, and copies of, any other papers, books, accounts or other records (in whatever form) which relate to any Group Company and which the Seller and/or other relevant Seller Related Entity are obliged to keep under the Applicable Law (the “Retained Records”) other than those referred to in Clause 17.3.1;  provided that neither the Seller, nor any Seller Related Entity shall be obliged to provide the Buyer with, or allow access to any Retained Records that constitute:

(a)	information that would violate any Applicable Law;
(b)	information the disclosure of which would jeopardise any attorney-client privilege available to the Seller or any other Seller Group Company relating to such information;
(c)

information the disclosure of which would cause the Seller or any Seller Group Company to breach a confidentiality obligation, unless the Buyer undertakes to keep any such information confidential (except as required by Applicable Law) and in such case the Seller or any Seller Related Entity shall be obliged to provide the Buyer with, or allow access to, such information; and

(d)	any auditors’ and accountants’ work papers except in accordance with their normal disclosure procedures and then only after entering into their customary agreement relating to access; and
17.3.3

retain safely and securely all Retained Records that are in the possession or control of the Seller or any Seller Related Entity, and not dispose of or destroy any Retained Records, until at least [***] of Completion (or such longer period as may be required under the Applicable Law), and thereafter not dispose of or destroy any of the Retained Records, without first giving the Buyer at least [***]  notice of the intention to do so and giving the Buyer the opportunity to review and to take possession of or copy any of such Retained Records.

17.4

Each Group Company, and (in the case of Clause 17.2 only) each Director, Employee and professional adviser of a Group Company, may enforce the terms of Clauses 11.2,  17.2, and 17.3 in accordance with the Contracts (Rights of Third Parties) Act 1999, provided always that, as a condition thereto, any such person shall:

17.4.1	obtain the prior written consent of the Buyer; and

17.4.2	not be entitled to assign its rights under such Clauses.
17.5	The Seller shall procure that:
17.5.1

a person, which is for the time being (whether on or after the date of this Agreement) is a direct or indirect holder of an equity interest in the Seller (each, a “Seller’s Stakeholder”), may not directly or indirectly Transfer any of its shares in the Seller or any interest in such shares to any person other than any other Seller’s Stakeholder without the prior consent of the Buyer, provided that the restrictions on Transfer set out in this Clause 17.5.1 shall cease to apply, and the Seller shall have no further obligations under this Clause 17.5.1, after:

(a)	with respect to Transfers to third parties other than Restricted Parties, [***]; and
(b)	with respect to Transfers to Restricted Parties, the earlier of: (i) [***] and (ii) [***] but in any event [***].
17.5.2	all direct or indirect Transfers from one Seller’s Stakeholder to another Seller’s Stakeholder [***] are subject to, and are effected only if do not result in, the following:
(a)

as the result of a proposed direct or indirect Transfer of the shares in the Seller or any interest in such shares between or among the Seller’s Stakeholders, any of the Seller’s Stakeholders other than [***] would indirectly own more than [***]  in the share capital of the Buyer;

(b)

as the result of a proposed direct or indirect Transfer of the shares in the Seller the stake in the share capital of the Buyer indirectly held by [***] is greater (as a percentage) than the stake held by [***].

each of (a) and (b), (a “Look Through Transfer”),

such Look Through Transfer may not proceed without a prior written consent of the Buyer.

17.6	Employee Matters

In respect of the relevant Employees of the Group Companies and the relevant Former Group Companies, following Completion, the Buyer and the Seller shall perform certain actions and make agreed payments as set out in Error! Reference source not found.  (Employee Matters).

17.7	Completion of the Restructuring

In the event the Parties proceed to Completion in accordance with Clause 8.7.2 and the CC Merger is not completed as described in paragraph 3 of Part A of Error! Reference source not found.  (Restructuring) as of the Completion Date, the Parties agree that following Completion:

17.7.1	the Buyer shall perform all such actions as are necessary or required to complete the CC Merger as described in paragraph 3 of Part A of Error! Reference source not found. (Restructuring); and
17.7.2

following completion of the CC Merger as described in Clause 17.7.1, the Seller shall pay to the Buyer the amount of reasonable and properly documented costs and expenses arising in connection with the Buyer’s completion  of the CC Merger.

17.8	Post-Completion Management Accounts; Completion Financial Position

If Completion occurs on or before the 25th day in a calendar month, then the Seller shall deliver to the Buyer a complete and accurate copy of the Post-Completion Management Accounts within [***] of Completion. If Completion occurs after the 25th day in a calendar month, then within [***] of Completion the Seller shall deliver to the Buyer an electronic file in MS Excel containing statement of financial position of each Group Company as of Completion Date.

17.9	[***]
17.10	Agreed Software
17.10.1

If prior to the Completion Date the Seller procures that the Group Companies acquire valid licences to the Agreed Software sufficient to cover all users of such Agreed Software within the Group Companies (“Agreed Software Licences”), the remaining provisions of this Clause 17.10 shall cease to apply.

17.10.2

If the Seller fails to procure that the Group Companies acquire the Agreed Software Licences on or before the Completion Date, the Buyer may procure that the Group Companies acquire the Agreed Software Licences prior to the Integration Completion Date. To the extent the Buyer procures the acquisition of the Agreed Software Licences, the Buyer undertakes to act reasonably and in good faith to acquire the Agreed Software Licences at a reasonable commercially available costs (the “Agreed Software Costs”).

17.10.3

If the Buyer procures that the Group Companies acquire the Agreed Software Licences as contemplated under Clause 17.10.2, the Buyer shall as soon as reasonably practicable following such acquisition notify the Seller in writing of the Agreed Software Costs and, upon request, shall provide to the Seller such additional information as the Seller may reasonably request in respect of the Agreed Software Costs. The Seller shall compensate the Agreed Software Costs to the Buyer, and the Buyer shall be entitled to withhold the amount of the Agreed Software Costs from the Integration Consideration Cash.

17.11

The Seller shall procure that no covenants, warranties, indemnities, liabilities or obligations of any Group Company exist under or in connection with a certain agreement [***] at any time at or after Completion.

17.12

Within [***] of the date of this Agreement, the Seller shall deliver to the Buyer information on the average remuneration and any bonus arrangement of all Employees of the Former Group Companies for the period from [***] in the form reasonably acceptable to the Buyer.

18. ANNOUNCEMENTS
18.1

Subject to Clause 18.2, neither Party shall make, or permit any person to make, any Announcement concerning the existence, content or subject matter of this Agreement (or any document entered into pursuant to this Agreement) without the prior written consent of the other Party (such consent not to be unreasonably conditioned, withheld or delayed).

18.2	Clause 18.1 shall not apply to the extent an Announcement is required:
18.2.1	by Applicable Law or regulation;

18.2.2	by any Governmental Authority or any regulatory or supervisory authority or any relevant securities exchange, or by any court, arbitral body or other authority of competent jurisdiction,

in each case to which any relevant Party is subject, whether or not the same has the force of law.  In such circumstances, the Party required to make an Announcement shall promptly notify the other Party and shall, to the extent reasonably practicable, consult with, and make all reasonable attempts to agree with, the such other Party on the timing, contents and manner of the release of any such Announcement before making it.

18.3

Without prejudice to Clauses 18.1 and 18.2, between the date of this Agreement and the Integration Completion Date the Parties shall (subject to the requirements of Applicable Law) agree the terms and manner of, and the timetable for, any Announcement or circular or other communication to employees, customers, suppliers, distributors, sub-contractors and other interested parties of the Parties and/or the Group Companies and to any applicable Governmental Authorities or other bodies and to the media or otherwise regarding this Agreement and all such Announcements or circulars or other communications shall be made in accordance with such agreement.

19. CONFIDENTIALITY
19.1

The Seller undertakes to each of the Buyer, each member of the Buyer’s Group and each Group Company that it shall, and shall procure that each members of the Seller’s Group shall, in each case except as expressly permitted by this Clause 19  (Confidentiality):

19.1.1	Keep confidential:
(a)	the existence and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement;
(b)	the negotiations relating to this Agreement (and any such other agreements);
(c)	all Confidential Information relating to any Group Company, the Business, the Integration or any member of the Buyer’s Group; and
(d)	[***],

(together, the “Buyer Protected Information”);

19.1.2	not disclose any of the Buyer Protected Information in whole or in part to any person; and
19.1.3	not make any use of any of the Buyer Protected Information.
19.2

The Buyer undertakes to each of the Seller and each member of the Seller’s Group (including, in respect of the period prior to Completion, to each Group Company) that it shall, and shall procure that the members of the Buyer’s Group shall, in each case except as expressly permitted by this Clause 19  (Confidentiality):

19.2.1	Keep confidential:
(a)	the existence and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement;

(b)	the negotiations relating to this Agreement (and any such other agreements); and
(c)	all Confidential Information relating to the Seller or any other member of the Seller’s Group (including, in respect of the period prior to Completion, to each Group Company),

(together, the “Seller Protected Information”);

19.2.2	not disclose any of the Seller Protected Information in whole or in part to any person; and
19.2.3	not make any use of any of the Seller Protected Information.
19.3	The obligations set out in Clauses 19.1 and 19.2 shall not apply, or shall cease to apply, to:
19.3.1	any Protected Information disclosed with the prior written consent of the Party whose Protected Information would be disclosed;
19.3.2

except for all Confidential Information relating to the Seller or any other member of the Seller’s Group (other than the Group Companies), any Protected Information which the Buyer proposes to provide (or does provide) after Completion to any person:

(a)

to whom the Buyer is considering selling some or all of the Sale Shares (or to whom it is proposed that any Group Company (or all or a material part of the business or assets of any Group Company) be sold), or to whom it proposes to assign all or any of its rights under and in accordance with this Agreement, for the purpose of enabling the proposed transferee or assignee to evaluate the proposed transfer or assignment;

(b)

who is a potential funder, financier or investor (together with their respective  Representatives) of the Buyer or any member of the Buyer’s Group, or to whom the Buyer or any member of the Buyer’s Group is proposing to grant any security; or

(c)	who is an adviser for the purpose of advising the Buyer in connection with the transactions contemplated by the Transaction Documents or by Clause 19.3.2(a);

provided that such disclosure is essential for these purposes and, in respect of each of Clauses 19.3.2(a) to 19.3.2(c) (inclusive), that the Buyer shall procure that such person treat that Protected Information as confidential;

19.3.3

except for all Confidential Information relating to the Buyer or any other member of the Buyer’s Group (including the Group Companies), any Protected Information which the Seller proposes to provide (or does provide) after Completion to any person:

(a)

to whom the Seller is considering selling some or all of the Consideration Shares for the purpose of enabling the proposed transferee to evaluate the proposed transfer or assignment, but only to the extent such sale of the Consideration Shares is explicitly permitted hereunder or under the SHA Supplemental Deed at the time of such consideration;

(b)	who is an adviser for the purpose of advising the Seller in connection with the transactions contemplated by the Transaction Documents or by Clause 19.3.3(a);

provided that such disclosure is essential for these purposes and, in respect of each of Clauses 19.3.3(a) to 19.3.3(b) (inclusive), that the Seller shall procure that such person treat that Protected Information as confidential;

19.3.4	any Protected Information which prior to its disclosure was already lawfully known by such person (or which was subsequently disclosed or becomes available to such person):
(a)	without any obligation on such person to maintain its confidentiality or otherwise restricting its use or disclosure; and
(b)	if such Protected Information was obtained by such person from another person, such other person was not bound by any obligation to keep such Protected Information confidential;
19.3.5

any Protected Information which, at the time of its disclosure or subsequently, was or has become a part of the public domain otherwise than as a consequence of a breach of this Agreement or any other duty or obligation of confidentiality by any person; or

19.3.6

any Protected Information which the relevant Party is required to disclose by any Applicable Law, the rules or regulations of any applicable Governmental Authority or any relevant securities exchange, or by any court, arbitral body or other authority of competent jurisdiction, or any Tax Authority, in each case to which such person is subject, whether or not the same has the force of law.

19.4	The burden of proof lies with the Party seeking to rely on Clause 19.3.6 to demonstrate that any of the circumstances set out in Clause 19.3.6 applies to any Protected Information.
19.5

If the Party seeking to rely on Clause 19.3.6 is required to disclose any Protected Information for the purpose set out in Clause 19.3.6, prior to such disclosure such Party will (unless prohibited to do so by law) give to the other Party prompt written notice of the information which the first Party proposes to disclose (being the minimum amount of information consistent with satisfying its obligations) and will take into account any reasonable comments which the other Party may have in relation to the content, timing and manner of despatch of the disclosure and take such steps as the other Party may reasonably require to enable the other Party to mitigate the extent of or avoid the requirement of any such disclosure.

20. FURTHER ASSURANCE
20.1

The Seller shall, and shall procure that any Seller Related Entity shall (and shall use reasonable endeavours to procure that any relevant third party shall), at its own expense, promptly execute and deliver such documents and perform such acts as the Buyer may reasonably require from time to time for the purpose of transferring the Sale Shares and giving full effect to this Agreement and any documents entered into pursuant to this Agreement and otherwise to confer on the Buyer the full benefit of the rights, powers and remedies purported to be conferred upon the Buyer under this Agreement and any such documents.

20.2

The Buyer shall, and shall procure that any Buyer Related Person shall (and shall use reasonable endeavours to procure that any relevant third party shall), at its own expense, promptly execute and deliver such documents and perform such acts as the Seller may reasonably require from time to time for the purpose of transferring the Consideration Shares and giving full effect to this Agreement and any documents entered into pursuant to this Agreement and otherwise to confer on the Seller the full benefit of the rights, powers and remedies purported to be conferred upon the Buyer under this Agreement and any such documents.

21. GOVERNING LAW AND DISPUTE RESOLUTION
21.1	This Agreement and any Dispute shall be governed by and construed in accordance with the laws of England.
21.2

Any Dispute shall be referred to and finally resolved by arbitration under the Arbitration Rules of the London Court of International Arbitration (“LCIA”) then in force (the “Rules”), which are deemed to be incorporated by reference into this Clause 21  (Governing Law and Dispute resolution), and capitalised terms used in this Clause 21  (Governing Law and Dispute resolution) which are not otherwise defined in this Agreement have the meaning given to them in the Rules.

21.3

There shall be three (3) arbitrators, one of which shall be nominated by the claimant(s) and one of which shall be nominated by the respondent(s) in accordance with the Rules and the third, who shall be the Chairman of the tribunal, shall be nominated by the two party nominated arbitrators within fourteen (14) days of the last of their appointments.  In the event of any failure to nominate an arbitrator within the designated time period, the LCIA shall, at the written request of any party, make the remaining appointments forthwith. Notwithstanding any provision to the contrary in the Rules, the parties and arbitrators may nominate and the LCIA may appoint arbitrators (including the Chairman of the tribunal) from among the nationals of any country, whether or not a party is a national of that country.

21.4

The seat, or legal place, of arbitration shall be London, England, at a location to be determined by the tribunal.  The language to be used in the arbitral proceedings shall be English.  Where testimony or a document is provided in a language other than English, a translation of such testimony or document shall be provided in the English language, and shall be certified as a true, complete and accurate translation by a recognised translator.

21.5

Any such award shall be final and binding on the Parties and judgment upon the award may be entered in any court having jurisdiction and any right of appeal under the Arbitration Act 1996 or otherwise or reference of points of law to the courts is hereby waived, to the extent that such waiver can be validly made.

21.6

Each Party retains the right to seek interim, provisional or conservatory measures and to confirm and enforce any arbitral award, and any such request shall not be deemed incompatible with the agreement or a waiver of the right to arbitrate.  The courts of England, Cyprus, the Netherlands or the Russian Federation shall have non-exclusive jurisdiction in respect of any such interim, provisional or conservatory measure.  A Party may seek confirmation or enforcement of an arbitral award in any court having jurisdiction.

21.7

Each Party hereby consents generally in respect of any arbitration proceedings arising out of, or in connection with, this Agreement or a Dispute hereunder to the giving of any relief or the issue of any process in connection with such proceedings including the making, enforcement or execution against any property (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.

21.8

Each Party agrees that the arbitration agreement set out in this Clause 21  (Governing Law and Dispute resolution) and the arbitration agreement contained in each other Transaction Document (other than the SHA Supplemental Deed and the Local Services Agreements and all

documents entered into pursuant to the Local Services Agreements) shall together be deemed to be a single arbitration agreement.
21.9

Each Party consents to being joined to any arbitration commenced under any Transaction Document on the application of any other Party if the Arbitral Tribunal so allows, and subject to and in accordance with the Rules. Before the constitution of the Arbitral Tribunal, any party to an arbitration commenced pursuant to this Clause 21  (Governing Law and Dispute resolution) may effect joinder by serving notice on any party to any Transaction Document whom it seeks to join to the arbitration proceedings, provided that such notice is also sent to all other parties to the Dispute and the LCIA Court within twenty-eight (28) days of service of the Request for Arbitration. The joined party will become a claimant or respondent party (as appropriate) to the arbitration proceedings and participate in the arbitrator appointment process set out in Clause 21.3.

21.10

An Arbitral Tribunal constituted under this Agreement may consolidate an arbitration hereunder with an arbitration under any other Transaction Document if the arbitration proceedings raise common questions of law or fact, and subject to and in accordance with the Rules. For the avoidance of doubt, this Clause 21.10 is an agreement in writing by all parties to any arbitrations to be consolidated for the purposes of Article 22.1(ix) of the Rules. If an Arbitral Tribunal has been constituted in more than one of the arbitrations in respect of which consolidation is sought pursuant to this Clause 21.10, the Arbitral Tribunal which shall have the power to order consolidation shall be the Arbitral Tribunal appointed in the arbitration with the earlier Commencement Date under Article 1.4 of the Rules (i.e., the first-filed arbitration). Notice of the consolidation order must be given to any arbitrators already appointed in relation to any of the arbitration(s) which are to be consolidated under the consolidation order, all parties to those arbitration(s) and the LCIA Registrar. Any appointment of an arbitrator in the other arbitrations before the date of the consolidation order will terminate immediately and the arbitrator will be deemed to be discharged. This termination is without prejudice to the validity of any act done or order made by that arbitrator or by any court in support of that arbitration before that arbitrator’s appointment is terminated; his or her entitlement to be paid proper fees and disbursements; and the date when any claim or defence was raised for the purpose of applying any limitation bar or any similar rule or provision. If this clause operates to exclude a Party’s right to choose its own arbitrator, each Party irrevocably and unconditionally waives any right to do so.

21.11

To the extent permitted by Applicable Law, each Party waives any objection, on the basis that a Dispute has been resolved in a manner contemplated by Clauses 21.9 to 21.10, to the validity and/or enforcement of any arbitral award.

21.12

Each Party agrees that any arbitration under this Clause 21  (Governing Law and Dispute resolution) shall be confidential to the Parties and the arbitrators, and that each Party shall therefore keep confidential, without limitation, the fact that the arbitration has taken place or is taking place, all non-public documents produced by any other Party for the purposes of the arbitration, all awards in the arbitration and all other non-public information provided to it in relation to the arbitral proceedings, including hearings, save to the extent that disclosure may be requested by a regulatory authority, or required of it by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

21.13	The law of this arbitration agreement, including its validity and scope, shall be English law.
21.14

This arbitration agreement shall be binding upon any person who acquires rights under this Agreement by operation of law or otherwise.  Any such person who intends to commence legal proceedings in relation to a Dispute arising out of or in connection with this Agreement shall, as a precondition of commencing such proceedings, give prior written notice to all the Parties to this Agreement that it agrees to be bound by this Clause 21 (Governing Law and Dispute resolution).
22. MISCELLANEOUS
22.1	Entire agreement
22.1.1

This Agreement and other Transaction Documents constitute the whole Agreement between the Parties relating to the subject matter of this Agreement to the exclusion of any terms implied by law (to the extent that the same may be excluded by contract) and supersede any previous discussion, arrangement, understanding or agreement between the Parties (whether written or oral) in relation to such subject matter.  In particular (but without limitation), this Agreement and such documents supersede [***].

22.1.2

Each Party acknowledges that, in entering into this Agreement and the other Transaction Documents, it is not relying on any statement, representation, assurance or warranty of any person (whether a Party to this Agreement or not) (a “Statement”) other than any Statement (an “Agreed Statement”) as expressly set out in this Agreement or such other Transaction Documents.

22.1.3	Each Party agrees and undertakes to the other Party that:
(a)

it shall have no rights, claims or remedies (and hereby irrevocably waives any such rights, claims or remedies) in relation to any Statement (including for any Statement made, repeated or deemed made, whether negligent or innocent) other than an Agreed Statement; and

(b)

the only rights and remedies available to it arising out of or in connection with any Agreed Statement shall be solely for breach of contract, in accordance with the provisions of this Agreement (and each Party hereby irrevocably waives any other rights and remedies in relation to any Agreed Statement (including those in tort or arising under the Misrepresentation Act 1967 or any other statute).

22.1.4	Nothing in this Clause 22.1 shall limit or exclude any liability for fraud.
22.2	Effect of Completion

Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion, and all warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement, shall remain in full force and effect notwithstanding Completion.

22.3	Variation and Waiver
22.3.1

No purported variation of this Agreement shall be effective unless it is in writing, expressly refers to this Agreement, and is duly executed and signed by or on behalf of each of the Parties to this Agreement.

22.3.2

A waiver of any right or remedy under this Agreement or by law shall only be effective if given in writing and signed by the person waiving such right or remedy.  Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

22.3.3

Failure by any Party to exercise, or any delay by any Party in exercising, any right or remedy granted to such Party under this Agreement or by law shall not constitute a waiver by that Party of that or any other right or remedy, nor shall such failure or delay prevent or restrict any further exercise by that Party of that or any other right or remedy.

22.3.4

The single or partial exercise by any Party of any right or remedy granted to such Party under this Agreement or by law shall not prevent or restrict the further exercise by that Party of that or any other right or remedy.

22.3.5	A Party which:
(a)	waives a right or remedy granted to such Party, or releases any other Party from any liability, under this Agreement or by law; or
(b)	takes or fails to take any action against another Party;

does not, and shall not be deemed to, affect its rights in relation to any other Party.

22.4	Counterparts and Creation of Agreement

This Agreement may be executed in any number of counterparts, each of which when duly executed shall constitute an original of this Agreement, but all the counterparts shall together constitute the same agreement. No counterpart shall be effective until each Party has executed at least one counterpart.

22.5	Successors in Title

This Agreement shall be binding on and shall enure for the benefit of the successors in title of each Party.

22.6	Third Party Rights
22.6.1

Save as specified in Clause 22.6.2, a person who is not a Party to this Agreement shall not have any rights under or in connection with it by virtue of the Contracts (Rights of Third Parties) Act 1999.  This Clause 22.6.1 shall not operate to prevent any person to whom the benefit of any rights under or arising out of this Agreement have been validly assigned in accordance with Clause 22.7 from enforcing or enjoying the benefit of those rights.

22.6.2

Subject to Clause 22.6.3, where any provision of this Agreement specifically states that any person who is not a Party to this Agreement shall have the right, by virtue of the Contracts (Rights of Third Parties) Act 1999, to enforce any rights under or in connection with a provision of this Agreement, the persons so specified in such provision shall be entitled, subject to the other provisions of this Agreement, to enforce the rights specified to be granted to such persons under the relevant provision.

22.6.3

The ability of the Parties to this Agreement to terminate, amend, vary or waive any of the provisions of this Agreement, to the extent otherwise permitted or provided for in this Agreement or by law, including any provision referred to in Clause 22.6.2, shall not require the consent of any of the persons specified in Clause 22.6.2 or any other person who is not a Party to this Agreement.

22.6.4	The rights specified in Clause 22.6.2 shall not be assignable.

22.7	Assignment, Etc.
22.7.1	Save as specified in Clause 22.7.2, this Agreement is personal to the Parties and no Party shall, without the prior written consent of each other Party:
(a)

assign, transfer, mortgage, charge, declare or establish a trust of or deal in any other manner with this Agreement or any of its rights (or any claims or causes of action arising out of them) and obligations under or arising out of this Agreement (or any document referred to in it), or purport to do any of the same; or

(b)	sub-contract or delegate in any manner any or all of its obligations under this Agreement to any third Party or agent.
22.7.2

Following the period of [***] after the Integration Settlement Date, the Buyer may assign (absolutely or by way of security and in whole or in part), transfer, mortgage, or charge (for the purposes of this Clause 22.7.2, to “assign”) the benefit of any or all of the Seller’s obligations or any benefit arising under or out of this Agreement and/or any other Transaction Documents (for the purposes of this Clause 22.7.2, the “benefit”) to any Buyer Group Company at any time after serving a written notice on the Seller of its intention to exercise its rights under this Clause 22.7.2, such notice to contain the identity of the prospective assignee, transferee, mortgagee or chargee, as the case may be, (for the purposes of this Clause 22.7.2, the “assignee”) and the Buyer’s warranty that such assignee is a Buyer Group Company. The Buyer shall procure that (i) any subsequent assignment of any benefit is undertaken by the assignee in compliance with this Clause 22.7.2 and (ii) prior to any assignee ceasing to be a Buyer Group Company for any reason, such assignee shall assign all benefit enjoyed by it pursuant to this Clause 22.7.2 to another Buyer Group Company.    The liability of the Seller to an assignee shall be limited to the liability it would have had to the Buyer had the assignment not occurred.

22.8	Remedies
22.8.1	Safe as specified in Clause 22.8.3, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.
22.8.2

Without prejudice to any other rights or remedies that any Party may have, each Party acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of this Agreement by such Party. Accordingly, each Party agrees and undertakes that each other Party shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Agreement.

22.8.3
(a)

Each Party agrees and undertakes to the other Party that the only rights and remedies available to it arising out of or in connection with this Agreement or its subject matter or any other Transaction Document shall be solely for breach for contract.

(b)

Neither Party shall be entitled to rescind or (except as otherwise expressly provided in this Agreement) terminate this Agreement, for breach of contract, for negligent or innocent misrepresentation or otherwise.

22.9	Severance
22.9.1

If any provision of this Agreement (or any part of any provision) is found by any court or other body of competent jurisdiction to be invalid, illegal or unenforceable to any extent, that provision or part-provision shall:

(a)

be deemed to be modified to the minimum extent necessary so as to render such provision or part-provision valid, legal and enforceable (and, without prejudice to the preceding wording, the Parties agree to negotiate in good faith to amend such provision or part-provision so that, as amended, it is legal, valid and enforceable and, as far as possible, achieves the intended commercial result of the original provision); or

(b)

if it is not possible to modify (and/or the Parties fail to agree an appropriate amendment to) such provision or part-provision as envisaged by Clause 22.9.1, to the relevant extent, be deemed not to form part of this Agreement.

22.9.2

In the circumstances referred to in Clause 22.9, the legality, validity and enforceability of the other provisions of this Agreement (including, in relation to any part-provision, the remaining parts of the relevant provision), and, where relevant, the legality, validity and enforceability of such provision or part-provision under the law of any other jurisdiction, shall not be affected or impaired.

22.10	Notices
22.10.1	A notice or other communication (a “Notice”) given to a Party under or in connection with this Agreement shall be:
(a)	in writing and in English (or accompanied by a properly prepared translation into English);
(b)	sent to such Party at such Party’s Notified Address; and
(c)	sent by a Permitted Method.
22.10.2

“Permitted Method” means any of the methods set out in the first column in the table below.  The second column in the table below sets out the date and time on which a Notice given by the relevant Permitted Method shall be deemed to be given (provided the relevant Notice is properly addressed and sent to the Notified Address).  For the purposes of this Clause 22.10, “Business Day” shall mean a day on which banks are open for normal banking business at the place of receipt of the relevant notice.

Permitted Method	Date on which Notice deemed given
Personal delivery	When left at the Notified Address
Pre-paid signed for post or special delivery (or airmail, if the destination is outside of the country of origin).	9:00 a.m. on the fifth (5th) Business Day after posting
Commercial courier	Time and date of signature of the courier’s receipt at the Notified Address

E-mail	Subject to subsequent satisfaction of the requirements of Clause 22.10.9, on receipt of an automated delivery receipt or confirmation of receipt from the relevant server
22.10.3

In the event that, under the provisions of Clause 22.10.2, a Notice would be deemed to have been received at a time other than during normal business hours in the place of receipt (normal business hours being deemed for these purposes to be between 9:00 a.m. and 5:00 p.m. (local time) on a Business Day in the place of receipt), such Notice shall instead be deemed to have been received when business hours next start in the place of receipt.

22.10.4

A Notice shall be deemed to have been sent to the “Notified Address” of a Party if it is sent for the attention of the person, and to the address or email address, specified in Clause 22.10.5 (subject to any subsequent changes notified and effected in accordance with Clause 22.10.6).

22.10.5	The initial Notified Address of each of the Parties is as set out below:
Name of Party	Address	Email	Telephone number	Marked for the attention of:
FASTEN CY LIMITED	4 Afentrikas, Afentrika Court, Office 2, 6018, Larnaca, Cyprus	[***]	[***]	[***]
MLU B.V	Schiphol Boulevard 165, 1118 BG Schiphol, the Netherlands Copy to: [***]	[***]	[***]	[***]

22.10.6

If any Party wishes to make any change to its Notified Address, such Party shall inform each other Party of its new Notified Address by notice delivered in accordance with this Clause 22.10.  For the purposes of this Agreement, the Notified Address of the notifying Party shall be deemed, in relation to any other Party, to have changed in accordance with such notice at the end of the fifth Business Day following the day of receipt by such Party of such notice (or, if later, such date as shall be specified in the notice).

22.10.7	To prove service of any Notice, it shall be sufficient to prove that:
(a)	if sent by pre-paid signed for post, special delivery, airmail or commercial courier, a receipt was obtained for delivery at the Notified Address; or
(b)	if sent by e-mail, the e-mail containing the Notice was properly addressed to the relevant party’s Notified Address and sent.
22.10.8	The provisions of this Clause 22.10 shall not apply to the service of any proceedings or other documents in any legal action.

22.10.9

In the event that the Permitted Method of delivery of a Notice is by way of e-mail to the Notified Address, the party giving such Notice shall, no later than the next Business Day after dispatch of the relevant e-mail, dispatch a copy of such Notice to the Notice recipient to which such Notice is addressed by either personal delivery or commercial courier, or, if being sent to a Notified Address, by pre-paid signed for post, special delivery or airmail.

22.11	Costs and Expenses

Save as otherwise set out in this Agreement or any document referred to in it, each Party shall pay its own costs and expenses arising in connection with the negotiation, preparation, execution, registration and performance of this Agreement (and any documents referred to in it).

22.12	Consequences of Termination
22.12.1	Except as provided in this Clause 22.12, no Party shall have any further obligation to any other Party or other person under this Agreement following its termination.
22.12.2	The following provisions shall survive termination of this Agreement and continue in full force and effect:
(a)	Clauses 1 (Definitions and Interpretations), 18 (Announcements), 19 (Confidentiality), 21 (Governing Law and Dispute resolution) and 22 (Miscellaneous) (the “Surviving Provisions”).
22.12.3

Termination of this Agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued or become due prior to termination, including as a result of any breach of the Agreement which occurred or existed prior to termination.

IN WITNESS of which this Agreement has been executed on the date written at the start of this Agreement.

EXECUTED by
for and on behalf of FASTEN CY LIMITED	)
by Anna Andreou	)
Managing Director	)
/s/ [***]

[Seal]

by Georgios Georgiou	)
Managing Director	)
/s/ [***]

Signature Page  1

EXECUTED by
for and on behalf of MLU B.V.	)
by Alfred Alexander de Cuba,	)
Managing Director B	)
/s/ Alfred Alexander de Cuba,

Signature Page  2